Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MISSION PRODUCE, INC.,

CANTALOUPE MERGER SUB I, INC.,

CANTALOUPE MERGER SUB II, LLC

and

CALAVO GROWERS, INC.

Dated as of January 14, 2026

i

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 14, 2026 (this “Agreement”), is made by and among Mission Produce, Inc., a Delaware corporation (“Parent”), Cantaloupe Merger Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub I”), Cantaloupe Merger Sub II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub II”), and Calavo Growers, Inc., a California corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved this Agreement, the mergers of (i) Merger Sub I with and into the Company, with the Company surviving (the “First Merger”), pursuant to the provisions of the California Corporations Code, as amended (the “CCC”) and the General Corporation Law of the State of Delaware, as amended (the “DGCL”) and upon the terms and subject to the conditions set forth in this Agreement, (ii) immediately following the First Merger, the merger of the Company with and into Merger Sub II, with Merger Sub II surviving (such second step merger, the “Second Merger” and, together with the First Merger, the “Mergers”), and the other transactions contemplated hereby, (b) determined that the Mergers and the other transactions contemplated hereby, taken together, are advisable, fair to and in the best interests of the Company and its stockholders, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (d) subject to the terms of this Agreement, resolved to recommend the adoption of this Agreement by the Company’s stockholders;

WHEREAS, it is desired that the First Merger be effectuated and result in the Company surviving the First Merger as a wholly owned Subsidiary of Parent (the “Surviving Corporation”), in accordance with the applicable provisions of the CCC and the DGCL and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, immediately following the First Merger, the Second Merger shall occur whereby the Surviving Corporation shall merge with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly owned Subsidiary of Parent (the “Surviving Company”), in accordance with the applicable provisions of the CCC, the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, (i) the board of directors of Parent (“Parent Board”) and the board of directors of Merger Sub I and Merger Sub II have each (a) approved this Agreement, the Mergers and the other transactions contemplated hereby, (b) determined that the Mergers and the other transactions contemplated hereby, taken together, are advisable, fair to and in the best interests of Parent, Merger Sub I, Merger Sub II and their respective stockholders, (ii) the boards of directors of Merger Sub I and Merger Sub II have recommended the approval of this Agreement by Parent, as the sole owner of the Equity Interests of Merger Sub I and Merger Sub II, (iii) the Parent Board has directed that the approval pursuant to Listing Rule 5635 of the Nasdaq Stock Market LLC (“Listing Rule”) of the issuance of Parent Shares pursuant to the First Merger be submitted to a vote at a meeting of Parent’s stockholders, and (iv) subject to the terms of this Agreement, the Parent Board has resolved to recommend the approval of the issuance of Parent Shares pursuant to the First Merger by Parent’s stockholders;

WHEREAS, Parent, acting in its capacity as the sole owner of the Equity Interests of Merger Sub I and Merger Sub II, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Mergers;

WHEREAS, for U.S. federal income Tax purposes, Parent, Merger Sub I, Merger Sub II and the Company intend that the Mergers, taken together, will be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code; and

WHEREAS, each of Parent, Merger Sub I, Merger Sub II and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in Appendix A.

ARTICLE II

THE MERGERS

Section 2.1 The Mergers. Upon the terms and subject to the conditions of this Agreement, and in accordance with the CCC and the DGCL, at the First Effective Time, Merger Sub I shall be merged with and into the Company, and the separate existence of Merger Sub I shall cease. The Company will become a wholly owned Subsidiary of Parent and will continue as the Surviving Corporation in the First Merger. Upon the terms and subject to the conditions set forth in this Agreement, immediately following the First Effective Time and as part of a single integrated transaction, at the Second Effective Time, the Surviving Corporation shall be merged with and into Merger Sub II, and the separate existence of the Surviving Corporation shall cease. Merger Sub II will be a wholly owned Subsidiary of Parent and will continue as the Surviving Company in the Second Merger.

Section 2.2 The Closing. Subject to the provisions of Article VII, the closing of the First Merger (the “Closing”) shall take place at 9:00 a.m. (New York City time) on a date to be specified by the Company and Parent, but no later than the third (3rd) Business Day after the satisfaction or, to the extent not prohibited by Law, waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent not prohibited by Law, waiver of such conditions), and the Closing shall take place by the electronic exchange of signatures and documents, unless another time, date or place is agreed to in writing by the Company and Parent (such date being the “Closing Date”).

Section 2.3 Effective Time.

(a) Concurrently with the Closing, each of the Company, Parent and Merger Sub I shall cause a certificate of merger with respect to the First Merger (the “Certificate of First Merger”) to be executed, acknowledged, delivered to and filed with the Office of the Secretary of State of the State of California (the “Secretary”) as provided under the CCC and the Secretary of State of the State of Delaware as provided under the DGCL. The First Merger shall become effective on the date and time at which the Certificate of First Merger has been accepted for filing by the Secretary (such date and time of filing, or such later time as may be agreed to by Parent, Merger Sub I and the Company and set forth in the Certificate of First Merger, being hereinafter referred to as the “First Effective Time”). Immediately following the First Effective Time, each of the Surviving Corporation, Parent and Merger Sub II shall cause a certificate of merger with respect to the Second Merger (the “Certificate of Second Merger” and collectively with the First Certificate of Merger, the “Certificates of Merger”)) to be executed, acknowledged, delivered to and filed with the Secretary as provided under the CCC and the Secretary of State of the State of Delaware as provided under the DGCL. The Second Merger shall become effective on the date and time at which the Certificate of Second Merger has been accepted for filing by the Secretary (such date and time of filing, or such later time as may be agreed to by Parent, Merger Sub II and the Surviving Corporation and set forth in the Certificate of Second Merger, being hereinafter referred to as the “Second Effective Time”).

(b) The Mergers shall have the effects set forth in the applicable provisions of the CCC, the DGCL and the DLLCA, this Agreement and the Certificates of Merger. Without limiting the generality of the foregoing, from and after the First Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub I, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub I shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation. Without limiting the generality of the foregoing, from and after the Second Effective Time, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub II, and all of the claims, obligations, liabilities, debts and duties of the Surviving Corporation and Merger Sub II shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

Section 2.4 Certificate of Incorporation and Bylaws; Certificate of Formation and Operating Agreement. At the First Effective Time, by virtue of the First Merger and without necessity of further action by the Company or any other Person, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws of Merger Sub I, until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the CCC. At the Second Effective Time, by virtue of the Second Merger and without necessity of further action by the Surviving Corporation or any other Person, the certificate of formation and operating agreement of Merger Sub II shall be the certificate of formation and operating agreement of the Surviving Company, until thereafter amended in accordance with the applicable provisions of the certificate of formation and operating agreement of the Surviving Company and the DLLCA.

Section 2.5 Board of Directors; Manager.

(a) At the First Effective Time, the Company and the Surviving Corporation shall take all necessary action such that the board of directors of the Surviving Corporation effective as of, and immediately following, the First Effective Time shall consist of the members of the board of directors of Merger Sub I immediately prior to the First Effective Time or such other individuals designated by Parent at the First Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) At the Second Effective Time, Merger Sub II and the Surviving Corporation shall take all necessary action such that the manager of the Surviving Company effective as of, and immediately following, the Second Effective Time shall consist of the manager of Merger Sub II immediately prior to the Second Effective Time or such other individual designated by Parent at the Second Effective Time, to hold office in accordance with the certificate of formation and operating agreement of the Surviving Company until his or her respective successor shall have been duly elected, designated and qualified, or until his or her earlier death, resignation or removal in accordance with the certificate of formation and operating agreement of the Surviving Company.

(c) Effective as of the First Effective Time, Parent shall cause one (1) director designated by mutual agreement of the Company and Parent prior to the First Effective Time to be appointed as a director of the Parent Board, in the class of directors of the Parent Board with the longest remaining term as of the First Effective Time, who shall be a member of the Company Board as of immediately prior to the First Effective Time and shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC. At least two (2) Business Days prior to the Closing, Parent shall deliver to the Company a resolution of the Parent Board evidencing the appointment to the Parent Board of such member of the Company Board, together with a certificate of the corporate secretary of Parent certifying as to the due adoption and effectiveness of such resolution as of the Closing.

Section 2.6 Officers. From and after the First Effective Time, until successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law, the officers of the Company immediately prior to the First Effective Time or such other individuals designated by Parent as of the First Effective Time shall be the officers of the Surviving Corporation. From and after the Second Effective Time, until successors are duly elected or appointed and qualified in accordance with the certificate of formation and operating agreement of the Surviving Company and applicable Law, the officers of the Surviving Company immediately prior to the Second Effective Time or such other individuals designated by Parent as of the Second Effective Time shall be the officers of the Surviving Company.

ARTICLE III

EFFECT OF THE MERGERS ON EQUITY INTERESTS; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Securities. At the First Effective Time (or such other time specified in this Section 3.1), by virtue of the First Merger and without any action on the part of the Company, Parent, Merger Sub I or any holder of any securities of the Company or Merger Sub I or any other Person, the following shall occur:

(a) Expiration or Cancellation of Company Common Stock. Each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) held by the Company or any Subsidiary of the Company (including shares held as treasury stock) or held, directly or indirectly, by Parent, Merger Sub I or Merger Sub II or any of their wholly owned Subsidiaries immediately prior to the First Effective Time shall automatically be cancelled and retired and shall cease to exist as issued or outstanding shares, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Common Stock. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than any shares cancelled pursuant to Section 3.1(a), any Dissenting Shares) shall be converted into the right to receive, in accordance with the terms of this Agreement, subject to Section 6.19(c), (i) a number of validly issued, fully paid and nonassessable Parent Shares equal to the Exchange Ratio (the “Per Share Stock Consideration”), subject to Section 3.6 with respect to the right to receive cash in lieu of fractional Parent Shares, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 3.1(b) (the “Fractional Share Consideration”) and (ii) $14.85 in cash, without interest (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration and the Fractional Share Consideration, the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist, and the holders of certificates (the “Certificates”) or non-certificated shares represented by book-entry evidence (“Book-Entry Shares”) which, in each case, immediately prior to the First Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2, the Merger Consideration therefor, together with the amounts, if any, payable pursuant to Section 3.2(g).

(c) Conversion of Merger Sub I Capital Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of the holder thereof, each share of common stock, $0.0001 par value per share, of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall automatically be converted into and become 100 fully paid, nonassessable shares of common stock, $0.0001 par value per share, of the Surviving Corporation and shall constitute the only issued or outstanding shares of capital stock of the Surviving Corporation.

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time that are held by any holder who, in accordance with Chapter 13 of the CCC, (i) is entitled to demand and has properly demanded that the Company purchase such shares for their fair market value; (ii) has actively voted against approval of the First Merger at the Company Stockholders’ Meeting (or validly submitted a proxy or ballot registering a vote against the First Merger); and (iii) has complied with all applicable notice, demand, delivery, and timing requirements set forth in Chapter 13 of the CCC (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration and will instead represent only a right to the payment amount as may be determined to be due with respect to such Dissenting Shares pursuant to Chapter 13 of the CCC (subject to deduction for any required withholding Tax). If any such holder withdraws such holder’s demand for purchase of such Dissenting Shares for fair market value pursuant to Chapter 13 of the CCC or becomes ineligible for such payment, then the right of such holder to receive such payment in respect of such Dissenting Shares shall cease, and such Dissenting Shares shall be deemed to have been converted, as of the First Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to deduction for any required withholding Tax. The Company will give Parent prompt notice of any written demands received by the Company for the purchase of shares of Company Common Stock pursuant to Chapter 13 of the CCC, attempted withdrawals of such demands and any other instruments served pursuant to the CCC and received by the Company relating to demands to be paid the fair market value of Dissenting Shares, and Parent will have the right to direct all negotiations and proceedings with respect to such demands. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

(e) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the First Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, or any stock dividend with a record date during such period, the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.1(e) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(f) The Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.0001 per share, of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and retired and shall cease to exist. Each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a limited liability company interest of the Surviving Company.

Section 3.2 Payment and Issuance of Merger Consideration for Securities; Exchange of Certificates.

(a) Designation of Exchange Agent; Deposit of Exchange Fund. Prior to the First Effective Time, Parent shall, at its sole cost and expense, designate a reputable bank or trust company (the “Exchange Agent”), reasonably acceptable to the Company, to act as exchange agent for the payment and issuance of the Merger Consideration (including any applicable Fractional Share Consideration), and shall enter into an agreement (the “Exchange Agent Agreement”) relating to the Exchange Agent’s responsibilities with respect thereto. At or immediately prior to the First Effective Time (but in any event concurrently with the Closing), Parent shall deposit, or cause to be deposited with the Exchange Agent, (i) evidence of Parent Shares (which shall be in uncertificated book-entry form) representing the full number of Parent Shares issuable pursuant to Section 3.1(b) equal to the aggregate Per Share Stock Consideration (excluding any Fractional Share Consideration) and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Per Share Cash Consideration and the Fractional Share Consideration (such evidence of Parent Shares in book-entry form and cash amounts, the “Exchange Fund”). Parent shall, after the First Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable pursuant to Section 3.2(g). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payments in full. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.

(b) Procedures for Exchange. As promptly as practicable after the First Effective Time (and in any event, within three (3) Business Days thereafter), Parent will cause the Exchange Agent to mail to each holder of record of Certificates whose shares of Company Common Stock were converted into the right to receive the Merger Consideration at the First Effective Time pursuant to this Agreement: (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates (if any) will pass, only upon delivery of such Certificates to the Exchange Agent, and will otherwise be in such form and have such other provisions as Parent or the Exchange Agent may reasonably specify consistent with this Agreement and applicable Law, and (ii) instructions for effecting the surrender of the Certificates in exchange for delivery of the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates will be entitled to receive the Merger Consideration for each share of Company Common Stock formerly represented by such Certificates. Any Certificates so surrendered will forthwith be cancelled. The Merger Consideration delivered upon the surrender for exchange of Certificates will be deemed to have been delivered in full satisfaction of all rights pertaining to shares of Company Common Stock formerly represented by such Certificates. If delivery of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it will be a condition precedent of delivery of the Merger Consideration that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer, and the Person requesting such delivery will have paid any transfer or other similar Taxes required by reason of the delivery of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered or will have established to the satisfaction of the Exchange Agent that such Taxes either have been paid or are not required to be paid. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal or surrender such Book-Entry Shares to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive. In lieu thereof, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the holder of such Book-Entry Share shall be entitled to receive the Merger Consideration that such holder is entitled to receive for each share of Company Common Stock formerly represented by such Book-Entry Share. Delivery of the applicable Merger Consideration, with respect to Book-Entry Shares, shall only be made to the Person in whose name such shares are registered. Parent shall cause the Exchange Agent to deliver as soon as reasonably practicable after the First Effective Time (and in any event, within three Business Days thereafter), the Merger Consideration and, if applicable, on the appropriate payment date, any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Shares in accordance with Section 3.2(g), deliverable for each such Book-Entry Share. Until surrendered or exchanged as contemplated hereby, each Certificate or Book-Entry Share will be deemed at any time after the First Effective Time to represent only the right to receive the Merger Consideration and, if applicable, any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Shares in accordance with Section 3.2(g) as contemplated by this Agreement and the right to receive any applicable Fractional Share Consideration. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration deliverable upon the surrender or exchange of the Certificates or Book-Entry Shares.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest accrued with respect thereto) which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the First Effective Time shall be delivered to the Surviving Company, upon written demand, and any such holders prior to the First Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Company as a general creditor thereof for payment of their claims for Merger Consideration including, if applicable, any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Shares in accordance with Section 3.2(g) (without any interest thereon), subject to abandoned property, escheat or similar Law.

(d) No Liability. None of Parent, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any cash held in the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Following the second anniversary of the First Effective Time, the Merger Consideration will become the property of Parent or the Surviving Company to the extent it would otherwise escheat, to the extent permitted by Law, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Investment of Exchange Fund. The Exchange Agent Agreement shall provide that, until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund will be invested by the Exchange Agent, as directed by Parent or the Surviving Company, in: (i) obligations of or fully guaranteed by the United States; (ii) short-term commercial paper rated the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation; (iii) certificates of deposit, bank repurchase agreements, or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available); or (iv) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing, and, in any such case, no such instrument shall have a maturity exceeding three months; provided, that no such investment (including any losses thereon) shall relieve Parent or the Exchange Agent from making the payments required by this Article III, and following any losses (or any diminishment of the Exchange Fund for any other reason below the level required to make prompt cash payment in full of the aggregate funds required to be paid pursuant to the terms hereof) Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of Company Common Stock in the amount of such losses. Any interest or income produced by such investments will be payable to the Surviving Company or Parent, as directed by Parent.

(f) Withholding. Parent, the Exchange Agent and the Surviving Company, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(g) Dividends or Distributions. Subject to the provisions of Section 3.1(d), no dividends or other distributions with respect to Parent Shares with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares issuable to such holder hereunder, and all such dividends and other distributions, if any, shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or an affidavit of loss in lieu of such Certificate as provided in Section 3.4, and, if required by Parent, an indemnity bond) in accordance with this Agreement. Subject to applicable Laws and the provisions of Section 3.1(d), following surrender of any such Certificate (or an affidavit of loss in lieu of such Certificate as provided in Section 3.4), there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the First Effective Time and with a payment date prior to such surrender with respect to the Parent Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Shares.

Section 3.3 Company Equity Awards.

(a) Treatment of Company Options. At the First Effective Time, each Company Option (whether or not vested or exercisable) that is outstanding immediately prior to the First Effective Time, and that has not been validly exercised prior thereto, shall automatically and without any required action on the part of the holder thereof, become vested and exercisable in full and shall be cancelled as of the First Effective Time, and each holder of a cancelled Company Option shall be entitled to receive from Parent or the Surviving Company, with respect to the shares of Company Common Stock that would have been issuable upon exercise of such Company Option, subject to the terms and conditions of this Agreement, an amount in cash, without interest (the “Option Consideration”) equal to the product of (x) the number of shares of

Company Common Stock subject to such Company Option as of immediately prior to the First Effective Time and (y) the excess, if any, of (1) the Merger Consideration Value over (2) the exercise price per share of Company Common Stock applicable to such Company Option. All such Company Options, upon the First Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.3(a), subject to the other terms and conditions hereof. For the avoidance of doubt, if the Merger Consideration Value is less than or equal to the exercise price per share of a Company Option, the Company Option will be cancelled and terminated for no consideration. Parent shall, or shall cause the Surviving Company to, pay, within three (3) Business Days following the First Effective Time, the Option Consideration to each holder of Company Options, less with respect to any Company employee or former employee, any required withholding Taxes and without interest, and the Option Consideration paid to any Company employee or former employee, less any required withholding, shall be paid through a special payroll of the Company. The Option Consideration paid to any Company non-employee director shall be paid by wire transfer of immediately available funds to such account as designated by such Company non-employee director pursuant to wire transfer instructions delivered to the Company and Parent not less than five (5) Business Days before the Closing Date.

(b) Treatment of Company RSUs. At the First Effective Time, each Company RSU that is outstanding immediately prior to the First Effective Time shall, automatically and without any required action on the part of Parent, the Company or the holder thereof, vest in full (if unvested) and be cancelled as of the First Effective Time, and each holder of a cancelled Company RSU shall become entitled to receive from Parent or the Surviving Company, with respect to the shares of Company Common Stock subject to such canceled Company RSU, subject to the terms and conditions of this Agreement, an amount in cash, without interest (the “RSU Consideration”) equal to the product of (x) the number of shares of Company Common Stock subject to such Company RSU as of immediately prior to the First Effective Time and (y) the Merger Consideration Value. All such Company RSUs, upon the First Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.3(b), subject to the other terms and conditions hereof. Parent shall, or shall cause the Surviving Company to, pay, within three (3) Business Days following the First Effective Time, the RSU Consideration to each holder of Company RSUs, less with respect to any Company employee any required withholding Taxes and without interest, and the RSU Consideration paid to any Company employee, less any required withholding, shall be paid through a special payroll of the Company. The RSU Consideration paid to any Company non-employee director shall be paid by wire transfer of immediately available funds to such account as designated by such Company non-employee director pursuant to wire transfer instructions delivered to the Company and Parent not less than five (5) Business Days before the Closing Date.

(c) Treatment of Company Deferred RSUs. At the First Effective Time, each Company Deferred RSU that is outstanding immediately prior to the First Effective Time shall, automatically and without any required action on the part of Parent, the Company or the holder thereof, be cancelled as of the First Effective Time, and each holder of a cancelled Company Deferred RSU shall become entitled to receive from Parent or the Surviving Company, with respect to the shares of Company Common Stock subject to such canceled Company Deferred

RSU, subject to the terms and conditions of this Agreement, an amount in cash, without interest (the “Deferred RSU Consideration”) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Deferred RSU as of immediately prior to the First Effective Time and (y) the Merger Consideration Value. All such Company Deferred RSUs, upon the First Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.3(c), subject to the other terms and conditions hereof. Parent shall, or shall cause the Surviving Company to, pay, within three (3) Business Days following the First Effective Time, the Deferred RSU Consideration to each holder of Deferred Company RSUs, without interest. The Deferred RSU Consideration paid to any Company non-employee director or former director shall be paid by wire transfer of immediately available funds to such account as designated by such Company non-employee director or former director pursuant to wire transfer instructions delivered to the Company and Parent not less than five (5) Business Days before the Closing Date. Prior to Closing and in accordance with Section 409A of the Code and the regulations promulgated thereunder, each Company Deferred RSU shall be vested in full and terminated by irrevocable action of the Company Board in return for the consideration specified herein.

(d) For purposes of this Agreement:

(i) “Equity Award Per Share Stock Consideration Value” means an amount equal to the product of (x) the Exchange Ratio and (y) the Parent Closing Share Price, rounded to the nearest whole cent (without any consideration for such rounding if applicable).

(ii) “Parent Closing Share Price” means the VWAP for the thirty (30) consecutive Trading Day period ending on the Trading Day immediately preceding (but not including) the Closing Date.

(iii) “Merger Consideration Value” means an amount equal to the sum of (x) the Equity Award Per Share Stock Consideration Value plus (y) the Per Share Cash Consideration.

(e) Prior to the Effective Time, the Company shall take all appropriate actions to (i) give effect to the provisions of Sections 3.3(a), 3.3(b) and 3.3(c); (ii) terminate the Company Equity Plans as of the First Effective Time; and (iii) ensure that after the First Effective Time, no holder of a Company Equity Award, any beneficiary thereof nor any other participant in any of the Company Equity Plans shall have any right thereunder to acquire any shares of Company Common Stock or to receive any payment or benefit with respect to any award previously granted under the Company Equity Plans, except as provided in this Section 3.3. The Company shall provide Parent with documentation evidencing the completion of the actions set forth in this Section 3.3(e), including obtaining any necessary consents and provision of any notices required pursuant to the terms of the Company Equity Plans, in each case, if any (the form and substance of such documentation shall be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed), not later than the Business Day preceding the First Effective Time.

Section 3.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent in its discretion and as a condition precedent to the payment of any Merger Consideration, the posting by such Person of a bond, in such amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5 Transfers; No Further Ownership Rights. From and after the First Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the First Effective Time. From and after the First Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the First Effective Time will cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for herein or by applicable Law. If Certificates or Book-Entry Shares are presented to the Surviving Company, Parent or Exchange Agent for transfer following the First Effective Time, they shall be cancelled and exchanged as provided for in this Agreement. Payment of the Merger Consideration in accordance with the terms of this Article III, and, if applicable, any unclaimed dividends upon the surrender of Certificates, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

Section 3.6 Fractional Shares. No fractional Parent Shares shall be issued in connection with the First Merger, no certificate or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash, rounded to the nearest whole cent and without interest, in an amount equal to such fraction, multiplied by the Agreed Parent Share Price. As soon as practicable after the First Effective Time, the Exchange Agent shall make available the Fractional Share Consideration to such holders, subject to and in accordance with Section 3.2.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company SEC Documents filed on or after November 1, 2024 and publicly available at least one (1) Business Day prior to the date hereof only to the extent it is reasonably apparent on its face that such disclosure is relevant to any Section or subsection of this Article IV (and excluding any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements,” and any other disclosures that are predictive, cautionary or forward-looking in nature), but it being understood that this clause (i) shall not be applicable to Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Capitalization), Section 4.3 (Authority Relative to Agreement), Section 4.20 (Vote Required), Section 4.21 (Fairness Opinion), Section 4.22 (Brokers), Section 4.24 (Takeover Statutes), or Section 4.27 (Ownership of Parent Shares), or (ii) the corresponding sections of the Company Disclosure Letter (subject to Section 9.3(b)), the Company hereby represents and warrants to Parent as follows:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (to the extent that the concept of “good standing” is applicable in such jurisdiction) under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of (i) the Articles of Incorporation of the Company (the “Company Charter”), (ii) the Amended and Restated Bylaws of the Company (the “Company Bylaws”), and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents of each of the Company’s Subsidiaries. There has not been any violation of any of the provisions of the Company Charter or the Company Bylaws, including all amendments thereto, or of the equivalent organizational or governing documents of any of the Company’s Subsidiaries, the Company has not taken any action that is inconsistent with any resolution adopted by the stockholders of the Company, the Company Board or any committee thereof, and no Subsidiary of the Company has taken any action that is inconsistent with any resolution of the securityholders of such Subsidiary of the Company or any equivalent governing body of such Subsidiary of the Company.

(c) Section 4.1(c) of the Company Disclosure Letter sets forth as of the date hereof a true and complete list of the Company’s Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Subsidiary of the Company, and the jurisdictions in which each Subsidiary is qualified to conduct business. Except as set forth in Section 4.1(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, (x) directly or indirectly, owns or controls any Equity Interest in any Person other than the Company’s Subsidiaries or (y) has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any such Person with respect to any such Equity Interest (other than another Subsidiary). All of the outstanding shares of capital stock of, or other Equity Interests in, each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock of, or other Equity Interests in, each of the Company’s Subsidiaries are owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens.

Section 4.2 Capitalization. Except as set forth in Section 4.2 of the Company Disclosure Letter:

(a) As of the close of business on January 6, 2026 (the “Capitalization Date”), the authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, (A) 17,874,079 of which were issued and outstanding and (B) zero of which were held in treasury, and (ii) no shares of preferred stock. Between the Capitalization Date and the date of this Agreement, the Company has not issued any Equity Interest in the Company, except for shares of Company Common Stock issued upon the exercise, vesting or settlement of Company Equity Awards that are outstanding as of the Capitalization Date. None of the Company Subsidiaries owns any shares of Company Common Stock or has any option or warrant to purchase any shares of Company Common Stock or any other Equity Interest in the Company. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the close of business on the Capitalization Date, the Company has no shares of Company Common Stock subject to or reserved for issuance, except for (i) 49,003 shares of Company Common Stock subject to outstanding Company RSUs, including 20,777 Company Deferred RSUs of which 16,518 are fully vested, (ii) 634,000 shares of Company Common Stock subject to outstanding Company Options and (iii) 110,936 shares of Company Common Stock reserved for future issuance under the Company Equity Plans for awards not yet granted. All shares of Company Common Stock subject to issuance under the Company Equity Plans, upon issuance prior to the First Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Section 4.2(b) of the Company Disclosure Letter (the “Equity Award Schedule”) sets forth a true and complete list, as of the Capitalization Date, of all outstanding Company Equity Awards, including the type of Company Equity Award, the Company Equity Plan that such Company Equity Award was issued under, the name of the holder of such Company Equity Award, the number of shares of Company Common Stock subject to such Company Equity Award, the exercise or purchase price, if any, type (incentive or nonqualified), and expiration date with respect thereto, if any, the applicable grant date thereof, the applicable vesting schedule with respect thereto, any unpaid dividend equivalents and whether or not the applicable Company Equity Award was granted to such holder in his or her capacity as a current or former employee of the Company or any of its Subsidiaries. As of the Capitalization Date, there are no declared or unpaid dividends or dividend equivalents with respect to any outstanding shares of Company Common Stock, Company Options, Company RSUs or Company Deferred RSUs. All outstanding Company Equity Awards have been issued under a Company Equity Plan and, by their terms, may be treated at the First Effective Time as set forth in Section 3.3. The Company shall provide Parent with an updated Equity Award Schedule within three (3) Business Days prior to the anticipated Closing Date to reflect any changes occurring between the Capitalization Date and the applicable date of delivery.

(c) As of the close of business on the Capitalization Date, other than the Company Equity Awards set forth in the Equity Award Schedule, there were no existing and outstanding Equity Interests or other options, warrants, calls, subscriptions, preemptive rights, anti-dilution rights or other rights, stockholders’ rights plans or other agreements, convertible securities, awards of equity-based incentives or compensation (including phantom stock), agreements or arrangements of any character (or any obligations to enter into such agreements or arrangements), relating to or based on the value of any Equity Interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, acquire, transfer, exchange, sell or register for sale any Equity Interests of the Company or any of its Subsidiaries. Since the close of business on the Capitalization Date, the Company has not issued any shares of Company Common Stock, Company Equity Awards or other Equity Interests other than shares of Company Common Stock issued upon the exercise or settlement of Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with their terms.

(d) There are no obligations (whether outstanding or authorized) of the Company or any of its Subsidiaries requiring the redemption or repurchase of, or containing any right of first refusal with respect to, or granting any preemptive rights with respect to, any shares of Company Common Stock or other Equity Interests of the Company or any of its Subsidiaries. There are no obligations (whether outstanding or authorized) of the Company or any of its Subsidiaries to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary that is not a wholly-owned Subsidiary.

(e) With respect to Company Equity Awards, as applicable, (i) each grant of any Company Equity Award was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective and was granted by all necessary corporate action, (ii) each Company Option has an exercise price equal to no less than the fair market value of the underlying shares of Company Common Stock on the applicable grant date, (iii) no Company Option provides for any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, in each case, as determined in accordance with Section 409A of the Code, and (iv) no Company RSU that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, and each Company RSU set forth in Section 4.2(e) of the Company Disclosure Letter, has been awarded and administered in compliance in all material respects with applicable requirements of Section 409A of the Code.

(f) There are no voting trusts or other agreements or legally binding understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of shares of Company Common Stock or other Equity Interests of the Company or any of its Subsidiaries, other than any such agreements solely between and among the Company and any of its Subsidiaries or solely between and among two or more Subsidiaries of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Company Common Stock may vote.

(g) All of the outstanding Equity Interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company or the relevant wholly owned Subsidiary and free and clear of all material Liens except for restrictions imposed by applicable securities Laws and Permitted Liens.

(h) Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, which interest or investment is material to the Company and its Subsidiaries, taken as a whole.

Section 4.3 Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Company Stockholder Approval and the occurrence of the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, regardless of the outcome of such advisory vote (the “Company Stockholder Advisory Vote”), to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the First Merger. Except for the Requisite Company Stockholder Approval, the occurrence of the Company Stockholder Advisory Vote and filing the Certificates of Merger with the Secretary as required by the CCC and the Secretary of State of the State of Delaware as required by the DGCL, (A) the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the First Merger and the other transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and (B) no other corporate Action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the First Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Enforceability Exceptions”).

(b) The Company Board, at a meeting duly called and held, has unanimously (i) approved, adopted and declared advisable this Agreement, the First Merger and the other transactions contemplated hereby, (ii) determined that this Agreement, the First Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (iii) resolved to make the Company Recommendation (provided, that any change, modification or rescission of such recommendation by the Company Board in accordance with Section 6.6 shall not be a breach of the representation in clause (iii)), and (iv) directed that this Agreement be submitted to the stockholders of the Company for its adoption at the Company Stockholders’ Meeting.

Section 4.4 No Conflict; Required Filings and Consents. Except as set forth in Section 4.4 of the Company Disclosure Letter:

(a) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the First Merger and the other transactions contemplated hereby will (with or without notice or lapse of time, or both) directly or indirectly (i) conflict with or violate any provision of the Company Charter or Company Bylaws, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in

Section 4.4(b) have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such Consent (as hereinafter defined) has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, violate, conflict with, result in any breach of or constitute a change of control or default under, or any loss of any benefit under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any of its Subsidiaries pursuant to any Company Material Contract, other than, in the case of clauses (ii) and (iii) any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No consent, approval, license, permit, Order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority (with or without notice or lapse of time, or both) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the First Merger and the other transactions contemplated hereby, other than (i) the filing with the SEC of a joint proxy statement/prospectus in definitive form relating to the matters to be submitted to the Company’s stockholders at the Company Stockholders’ Meeting and the matters to be submitted to Parent’s stockholders at the Parent Stockholders Meeting (such Prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) and the filing with the SEC, and declaration of effectiveness under the Securities Act, of a registration statement on Form S-4 with respect to the issuance of the Parent Shares in the First Merger, in which the Joint Proxy Statement/Prospectus will be included as a prospectus (such Form S-4, and any amendments or supplements thereto, the “Form S-4”), (ii) the filing of the First Certificate of Merger with the Secretary and the Secretary of State of the State of Delaware, (iii) compliance with applicable requirements under any applicable foreign, federal or state securities or Blue Sky Laws, including pursuant to the applicable requirements of the Securities Act and the Exchange Act, (iv) such filings as may be required in connection with any Taxes, (v) such filings as may be required under the rules and regulations of NASDAQ, (vi) such other items required solely by reason of the participation of Parent, Merger Sub I or Merger Sub II in the transactions contemplated hereby, (vii) compliance with and filings or notifications under the HSR Act or other Antitrust Laws and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company is not a “covered foreign person,” as that term is defined in 31 C.F.R. § 850.209. The transactions contemplated hereby will not result in the establishment of a “covered foreign person” or the engagement by a “person of a country of concern” in a “covered activity,” and the Company does not currently engage, or have plans to engage, directly or indirectly, in a “covered activity,” as each such term is defined in 31 C.F.R. Part 850.

Section 4.5 Permits; Compliance with Laws.

(a) The Company and its Subsidiaries (i) are, and since November 1, 2021, have been, in possession of all authorizations, permits, franchises, grants, easements, variances, exemptions, exceptions, permissions, qualifications, registrations, clearances, Consents, waivers, approvals, orders, deviations, licenses and certificates of any Governmental Authority, and (ii) have filed all tariffs, reports, notices and other documents with any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted (clauses (i) and (ii), collectively, the “Company Permits”), and all Company Permits are, and since November 1, 2021, have been, in full force and effect and no suspension, modification, or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of, to have filed or be in full force and effect, or the suspension, modification or cancellation of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries is, and since November 1, 2021, has been, in compliance with the terms and requirements of all Company Permits, and neither the Company nor any of its Subsidiaries has received any written notice regarding a material default or violation in respect of any of the Company Permits, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company Permits were obtained through fraud, bribery, or illegal payments made directly or through third parties.

(b) Except as set forth in Section 4.2(b) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries is, and since November 1, 2021 has not been, in conflict with, in default under or in violation of any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults or violations that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.2(b) of the Company Disclosure Letter, since November 1, 2021, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6 Company SEC Documents; Financial Statements. Except as set forth in Section 4.6 of the Company Disclosure Letter:

(a) Since November 1, 2021, the Company has, in all material respects, timely filed with or furnished to (as applicable) the SEC all registration statements, prospectuses, forms, proxy statements, schedules, statements, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed or furnished by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates, or, if supplemented, modified or amended prior to the date hereof, as of the date of the most recent such supplement, modification or amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as

the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and the listing and corporate governance rules and regulations of NASDAQ, and none of the Company SEC Documents at the time it was filed (or, if supplemented, modified or amended, as of the date of the last supplement, modification or amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company with the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company or any of its Subsidiaries relating to the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents are the subject of ongoing SEC review or outstanding SEC investigation.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries (including in each case, any related notes thereto) included in the Company SEC Documents (collectively, the “Company Financial Statements”) (i) when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects the consolidated financial position and the consolidated statements of operations, cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries, taken as a whole, as of the dates and for the respective periods referred to therein (subject, in the case of unaudited interim statements, to normal and recurring year-end audit adjustments, none of which would be material, individually or in the aggregate, the absence of notes and any other adjustments described therein, including in any notes thereto) in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form or other rules under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) Without limiting the generality of Section 4.6(a), (i) Deloitte & Touche LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) since November 1, 2021, neither the Company nor, to the Knowledge of the Company, any Representative of the Company, has formally received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that a member of the Company has engaged in questionable accounting or auditing practices, (iii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iv) to the Knowledge of the Company, since November 1, 2021, no enforcement action has been initiated against or threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose, result or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents.

Section 4.7 Form S-4; Proxy Statement. The Joint Proxy Statement/Prospectus and the Form S-4 will not, on the date the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with the terms hereof), or at the time the Form S-4 is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with regards to statements made therein based on information supplied by or on behalf of Parent, Merger Sub I or Merger Sub II (or any of their Affiliates) for inclusion therein. The Joint Proxy Statement/Prospectus and the Form S-4, each will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act.

Section 4.8 Disclosure Controls and Procedures.

(a) The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act intended to (i) provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries and the preparation of financial statements for external purposes in accordance with GAAP and (ii) ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

(b) Neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.9 Absence of Certain Changes or Events. Except as set forth in Section 4.9 of the Company Disclosure Letter, from November 1, 2024 to the date of this Agreement:

(a) the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice;

(b) there has not occurred any adverse change, event, effect or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(c) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date hereof through the First Effective Time without Parent’s written consent, would constitute a breach of Section 6.1(a) through (z).

Section 4.10 No Undisclosed Liabilities. Except for those liabilities and obligations (a) as specifically reflected and reserved against in the Company Financial Statements filed prior to the date hereof in the Company SEC Documents, (b) incurred in the ordinary course of business since August 1, 2025, consistent with past practice in all material respects, (c) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (d) as set forth in Section 4.10 of the Company Disclosure Letter, as of the date hereof, the Company and its Subsidiaries are not subject to any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or in the notes thereto) of the Company.

Section 4.11 Litigation. Except as set forth in Section 4.11 of the Company Disclosure Letter, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, that would reasonably be expected to be material to the Company and its Subsidiaries or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to fulfill its obligations under this Agreement or consummate the transactions contemplated hereby, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to fulfill its obligations under this Agreement or consummate the transactions contemplated hereby. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, enjoin, modify, materially delay or challenge the First Merger or any of the other transactions contemplated by this Agreement.

Section 4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each US Company Benefit Plan (which list may, with respect to individual offer letters for “at-will” employment that may be terminated by the Company or any of its Subsidiaries without liability upon thirty (30) days’ or less advance notice and that do not contain severance, termination, retention or change in control benefits, reference a form of such US Company Benefit Plan that is materially consistent with such offer letter). The Company has made available to Parent a true and complete copy of each US Company Benefit Plan and all amendments thereto, and descriptions of all material terms of any such plan that is not in writing, and a true and complete copy of the following items (in each case, only if applicable): (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed annual reports filed with any Governmental Authority (including on IRS Form 5500), (iv) the three most recent annual financial and actuarial reports, (v) any material, non-routine correspondence with a Governmental Authority in the past three years, (vi) the most recent written results of any required compliance testing, (vii) the most recently received letter received from a Governmental Authority regarding the tax-qualified status of the US Company Benefit Plan (including any IRS determination letter or IRS opinion letter) and (viii) all material records, notices and filings concerning IRS or U.S. Department of Labor audits or investigations with respect to any such US Company Benefit Plan.

(b) (i) Each of the US Company Benefit Plans has been maintained, operated, administered and funded in all material respects (A) in accordance with its terms and (B) in compliance with ERISA, the Code and any other applicable Laws, (ii) in the past three years, no proceeding (other than routine claims for benefits and including an audit, action, suit, litigation, arbitration, or investigation) has been pending against or, to the Knowledge of the Company, is threatened against or reasonably expected to involve, any US Company Benefit Plan (or the assets, fiduciaries or administrators thereof), (iii) payments required to be paid by the Company or any of its Subsidiaries (in each case, only if applicable) pursuant to the terms of a US Company Benefit Plan or by applicable Law (including, all contributions and insurance premiums) have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of such US Company Benefit Plan or applicable Law or, if not yet due, accrued to the extent required by, and in accordance with, GAAP, (iv) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the US Company Benefit Plans (in each case, only if applicable), (v) no officer or director of the Company has engaged or caused the Company to engage in any, and to the Knowledge of the Company, there are no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such US Company Benefit Plan have occurred, (vi) no lien has been imposed under the Code, ERISA or any other applicable Law, and (vii) neither the Company nor any of its Subsidiaries has made any filing in respect of any US Company Benefit Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program (in each case, only if applicable).

(c) (i) Each US Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to each such US Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype US Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter upon which it is entitled to rely, and (ii) to the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter relating to any such US Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such US Company Benefit Plan. Each trust established in connection with any US Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(d) Except as set forth in Section 4.12(d) of the Company Disclosure Letter, neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) currently sponsors, maintains, administers or contributes to, has any obligation to contribute to or has any actual or potential liability in respect of, or has within the previous six (6) years sponsored, maintained, administered or contributed to (or had any obligation to contribute to within the previous six (6) years), (i) any defined benefit plan, including any plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); (iv) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA) or (v) any termination indemnity program, long-service awards, jubilee payment program or other similar program or arrangement.

(e) Except as set forth in Section 4.12(e) of the Company Disclosure Letter, neither the execution nor delivery of this Agreement nor the consummation of the First Merger will (either alone or in connection with any other event) (i) except as expressly provided in this Agreement, entitle any current or former director, employee, consultant or individual independent contractor of the Company or any of its Subsidiaries to any payment or benefit (including any loan forgiveness), (ii) increase the amount or value of any benefit or compensation or other obligation payable or required to be provided to any such director, employee, consultant or individual independent contractor, or any Company Benefit Plan or its Subsidiaries or (iii) except as expressly provided in this Agreement, accelerate the time of payment or vesting of amounts due any such director, employee, consultant or individual independent contractor or accelerate or trigger in advance the time of any funding (whether to a trust or otherwise) of compensation or benefits in respect of any of the Company Benefit Plans.

(f) Except as set forth in Section 4.12(f) of the Company Disclosure Letter, none of the Company or its Subsidiaries has any obligations to provide (whether under a Company Benefit Plan or otherwise) health, accident, disability, life or other welfare or insurance benefits to any current or former employees, directors, consultants or retirees of the Company or any of its Subsidiaries (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of employment or other service of such employee, director, consultant or retiree (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code or similar state Law), in each case except as required by Mexican Law, including the Ley del Seguro Social and the Ley del Instituto del Fondo Nacional de la Vivienda para los Trabajadores, to the extent applicable.

(g) There is no Contract or plan (including any Company Benefit Plan) which requires the Company or its Subsidiaries to pay a Tax gross-up or Tax reimbursement payment to any Person, including, without limitation, with respect to any Tax-related payments under Section 409A, Section 280G or Section 4999 of the Code, in each case except as required by Mexican Law to the extent applicable.

(h) Except as set forth in Section 4.12(h) of the Company Disclosure Letter, no amount or benefit that has been or could be received (whether in cash or property or the vesting of property) by any current or former employee, consultant, director or other service provider of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) pursuant to any Company Benefit Plan or other Contract or plan between such individual and the Company or any of its Subsidiaries could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) as a result of any of the transactions contemplated by this Agreement, in each case except as required by Mexican Law to the extent applicable. No compensation or benefits paid or payable to any current or former employee, director or consultant of the Company has been or would reasonably be expected to become includible in income under or by operation of Section 409A of the Code, in each case except as required by Mexican Law to the extent applicable.

(i) Each Foreign Benefit Plan is set forth on Section 4.12(i) of the Company Disclosure Letter. With respect to each Foreign Benefit Plan, (i) such Foreign Benefit Plan has been maintained, funded and administered in material compliance with applicable laws and the requirements of such Foreign Benefit Plan’s governing documents and any applicable collective bargaining agreements, (ii) such Foreign Benefit Plan has obtained from the Governmental Authority having jurisdiction, with respect to such Foreign Benefit Plan, any determination or registration required in order to give effect to such Foreign Benefit Plan, and any required determinations, if any, that such Foreign Benefit Plan is in compliance in all material respects with the applicable laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Benefit Plan, (iii) if they are intended to qualify for special tax treatment, satisfy in all material respects the requirements for such treatment, (iv) to the extent providing pension, termination indemnities, long-service awards, jubilee payments, post-termination welfare benefits or similar payments or benefits are set forth on Section 4.12(i) of the Company Disclosure Letter and are fully funded or book reserved, as applicable, in accordance with GAAP, (v) all contributions to such Foreign Benefit Plan have been timely paid or made in full or, to the extent not yet due, properly accrued in accordance with the terms of the Foreign Benefit Plan and all applicable Laws and accounting standards, (vi) there are no pending or, to the Knowledge of the Company, threatened investigations by any Governmental Authority, proceedings or claims (except for claims for benefits in the ordinary course) against such Foreign Benefit Plan, and (vii) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will create or otherwise result in any liability with respect to such Foreign Benefit Plan. No Foreign Benefit Plan has any material unfunded or underfunded liabilities not accurately accrued in accordance with applicable accounting standards.

Section 4.13 Labor Matters. Except as set forth in Section 4.13 of the Company Disclosure Letter:

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any works council, collective bargaining or other collective labor agreement. Except as would not have a Company Material Adverse Effect, there are no labor related strikes, walkouts, lockouts, grievances, work stoppages or other labor disputes pending or, to the Knowledge of the Company, threatened, and, since November 1, 2021, neither the Company nor any of its Subsidiaries has experienced any such labor related strike, walkout, lockout, material grievance, organized work stoppage or other material labor dispute. To the Knowledge of the Company, since November 1, 2021, there has been no pending or threatened organizing campaign and no labor union or works council has made a pending written demand for recognition or certification, in each case, with respect to any employees of the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries have not implemented any location closing or employee layoffs during the three-year period prior to the date hereof in violation of the Worker Adjustment Retraining and Notification Act of 1988, or any similar state or local plant closing or mass layoff statute, rule or regulation and where any liability remains unsatisfied.

(c) To the Knowledge of the Company, no allegation of sexual or other unlawful harassment has been made since November 1, 2021 against any current officer of the Company or any of its Subsidiaries.

(d) To the Knowledge of the Company, all employees employed in the United States are legally authorized to work in the United States, and the Company maintains completed Form I-9s for all employees in the United States, if and to the extent required by applicable immigration laws, in each case except for non-compliance that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e) Neither the Company nor any of its Subsidiaries is in material breach of any obligation to consult with or provide information to any works council, labor union or other labor or employee organization in connection with the execution of this Agreement or the consummation of the transactions contemplated or required hereby.

Section 4.14 Intellectual Property; IT Systems.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth a complete and accurate list of (i) each item of Registered IP that is Company Intellectual Property (“Company Registered IP”), (ii) the jurisdiction in which such item of Company Registered IP has been registered, issued or filed, the date of registration, issuance or application and the applicable application, registration, or serial or other similar identification number, (iii) the record (and if different, beneficial) owner or applicant and (iv) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. All Company Registered IP is valid, subsisting and enforceable. To the Knowledge of the Company, no Company Registered IP is involved in, and neither the Company nor any of its Subsidiaries has received, in the three (3) years preceding the date hereof, any written charge, complaint, claim, demand or notice regarding, any pending or threatened interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, action or claim in which the ownership, use, scope, validity or enforceability of any Company Registered IP is being or has been contested or challenged. All registration, maintenance and renewal fees due in connection with all Company Registered IP have been paid in full and all necessary documents in connection with such Company Registered IP have been filed with the relevant Governmental Authority in any applicable jurisdiction for the purposes of maintaining such Company Registered IP, except to the extent that the Company determined not to pay such registration, maintenance and renewal fees in the ordinary course of business.

(b) Except as set forth in Section 4.14(b) of the Company Disclosure Letter, the Company and its Subsidiaries own, or have the valid and enforceable right to use, all Intellectual Property that is used in or necessary for the business of the Company and its Subsidiaries as currently conducted and currently proposed to be conducted. The Company and its Subsidiaries exclusively own all right, title and interest in and to Company Intellectual Property, free and clear of any Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries is party to or bound by, and no Company Intellectual Property is subject to, any Contract containing any covenant or other provision that limits or restricts the ability of the Company or any of its Subsidiaries to use, assert, enforce, or otherwise exploit any material Company Intellectual Property anywhere in the world.

(c) Except as set forth in Section 4.14(c) of the Company Disclosure Letter or except as would not be material to the Company and its subsidiaries, the conduct of the business of the Company and its Subsidiaries as conducted in the prior three (3) years, as currently conducted and as currently proposed to be conducted, does not infringe upon, misappropriate, dilute or otherwise violate any Intellectual Property of any other Person. None of the Company or any of its Subsidiaries has received, in the three (3) years preceding the date hereof, any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation, dilution or other violation by the Company or any of its Subsidiaries. To the Knowledge of the Company, as of the date hereof, no other Person is infringing, misappropriating, diluting or otherwise violating in any material respect any Company Intellectual Property Rights. There is no Action pending or threatened by the Company or any of its Subsidiaries against any Person alleging any such infringement, misappropriation, dilution or other violation.

(d) Each current and former officer, director, founder, employee, contractor and consultant of the Company and its Subsidiaries who have contributed to the invention, creation or development of any patents or patent applications or any material Intellectual Property purported to be owned by the Company or any of its Subsidiaries have executed written agreements pursuant to which such Person presently and irrevocably assigns to the Company or one of its Subsidiaries all of such Person’s rights in and to such inventions, creations or developments that may be owned by such Persons or that the Company or any of its Subsidiaries does not already own by operation of law and waives all moral rights with respect to the foregoing in favor of the Company and its Subsidiaries. To the Knowledge of the Company, no such Person is in default or breach of any such agreements.

(e) The Company and its Subsidiaries have taken reasonable actions to maintain and protect the secrecy and confidentiality of all trade secrets and other proprietary confidential information owned or held by the Company or its Subsidiaries. To the Knowledge of the Company, there has been no unauthorized access to or use or disclosure of any such trade secrets or confidential proprietary information.

(f) Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company Intellectual Property, or (ii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Company Intellectual Property.

(g) Except as set forth in Section 4.14(g) of the Company Disclosure Letter, the Company has not used, incorporated into, embedded, combined with, linked to or used in the development of any Company Products, any Open Source Software in any manner that requires (i) any software code owned or authored by or on behalf of the Company to be disclosed or distributed in source code form or be licensed for the purpose of making derivative works, or (ii) any restriction on the consideration to be charged for the distribution of any such Company Products. The Company and its Subsidiaries are in compliance in all material respects with the applicable license terms for any Open Source Software used by Company and its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries is, nor ever has been, a member or promoter of, or a contributor to, any industry standards body or similar organization that requires or obligates the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Company Intellectual Property or to refrain from enforcing any Company Intellectual Property.

(i) The computers, computer software, code, websites, applications, databases, networks, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and assets used by the Company and its Subsidiaries (“IT Systems”) are sufficient in all material respects for the needs of the business of the Company and its Subsidiaries as currently conducted and currently proposed to be conducted. The IT Systems and the Company’s and its Subsidiaries’ related procedures and practices are designed, implemented, operated and maintained in accordance with customary industry standards and practices for entities operating businesses similar to the business of the Company and its Subsidiaries. Without limiting the foregoing, (i) the Company and its Subsidiaries have implemented reasonable industry standard procedures to ensure that their IT Systems are free from Malicious Code, and (ii) the Company and its Subsidiaries have in effect industry standard disaster recovery, data back-up and business continuity plans, procedures and facilities for their business.

(j) In the prior twelve (12) months, there has been no failure or material degradation of any IT Systems of the Company and its Subsidiaries which has caused any material disruption to the business of the Company and its Subsidiaries. To the Knowledge of the Company, the Company and its Subsidiaries have not suffered any material data loss, business interruption or other material harm as a result of any Malicious Code. To the Knowledge of the Company, there have not been any illegal or unauthorized intrusions or breaches of the security of any of the IT Systems. The Company and its Subsidiaries have implemented any and all security patches that are generally available for the IT Systems.

Section 4.15 Data Privacy and Security.

(a) The Company and its Subsidiaries, and, to the Knowledge of the Company, all vendors, processors, or other third parties processing or otherwise with authorization to access Personal Information and/or sharing Personal Information with the Company or its Subsidiaries (“Data Partners”), comply and have complied in all material respects with all Privacy Laws, Company Privacy Policies and Contracts relating to the processing, privacy and security of Personal Information (collectively, the “Company Privacy Commitments”), including compliance with respect to (i) Personal Information of Company’s website visitors, customers or representatives of Company customers, the Company’s or its Subsidiaries’ own employees, employees of the Company’s or its Subsidiaries’ vendors, suppliers and other business partners, or any other individual whose Personal Information is processed by the Company or its Subsidiaries or made available on any information technology systems owned by the Company or its Subsidiaries; and (ii) the sending of solicited or unsolicited electronic or telephonic communications, including via email, text message or phone call.

(b) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any Company Privacy Commitments; or (ii) give rise to any right of termination or other right to impair or limit the Company’s or its Subsidiaries’ right to own and process any Personal Information used in or necessary for the operation of the business of the Company or its Subsidiaries.

(c) The Company and its Subsidiaries (A) have implemented and maintain in all material respects complete, accurate and reasonably up to date records of (i) all processing activities of Personal Information (including all consent and authorizations collected by the Company or its Subsidiaries in relation to such processing) and (ii) responses to requests from individuals requesting access, rectification or deletion of Personal Information or other exercise of rights under Privacy Laws, and (B) carry out, and maintain complete, accurate and reasonably up to date records of, privacy impact assessments. The Company and its Subsidiaries, as applicable, have responded to all requests from individuals requesting access, rectification, deletion or other exercise of rights under Privacy Laws, in the time period and in accordance with the other requirements of Company Privacy Commitments.

(d) All Personal Information processed by the Company or its Subsidiaries has been collected lawfully (including through the provision of information notices and other disclosures (in the Company Privacy Policies or otherwise) and the collection of valid consent where required by applicable Privacy Laws) and can be used legitimately in the manner used by the Company without breaching any Company Privacy Commitments. The Company and its Subsidiaries have at all times posted and made available on its websites, a Company Privacy Policy in material conformance with Privacy Laws. All Company Privacy Policies published by the Company are and have at all times been accurate, consistent and complete with the actual practices of the Company and its Subsidiaries with respect to the processing of Personal Information. No disclosure or representation made or contained in any Company Privacy Policy published by the Company has been in any material respect inaccurate, misleading, deceptive or in violation of any Privacy Laws (including by containing any material omission).

(e) The Company and its Subsidiaries have in place written Contracts with all of their customers regarding the Company’s or its Subsidiaries’ processing of Personal Information on behalf of such customers, to the extent applicable and required.

(f) Where the Company or its Subsidiaries use a Data Partner to process Personal Information or otherwise share or disclose Personal Information with such Data Partner, there is in existence a Contract. Such Data Partner has provided guarantees, warranties or covenants in such Contracts in relation to the processing and protection of Personal Information as required under Privacy Laws. To the Knowledge of the Company, no Data Partner has breached any such Contracts.

(g) The Company and its Subsidiaries have, and have contractually required all Data Partners to have, implemented administrative, physical and technical safeguards designed to (i) protect and maintain the confidentiality, integrity, availability and security of Personal Information and any information technology systems owned by the Company or its Subsidiaries against any accidental, unlawful or unauthorized control, use, access, disclosure, interruption, modification, destruction, compromise, corruption or other processing (a “Security Incident”); and (ii) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control. The Company and its Subsidiaries use, and have at all times used, reliable methods (including passwords) designed to ensure the correct identity of the users of those with access to any information technology systems owned by the Company or its Subsidiaries, and has used reliable protection designed to guarantee the security and integrity of transactions executed through any information technology systems owned by the Company or its Subsidiaries.

(h) As a result of any Security Incident and/or violation of Company Privacy Commitments in each case occurring on or after November 1, 2021, neither the Company, any Subsidiary or, to the Knowledge of the Company, any Data Partner has: (i) notified or been required to notify any customer, consumer, employee, Governmental Authority or other Person or (ii) received any written notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Governmental Authority or other Person. To the Knowledge of the Company, there are no facts or circumstances that could give rise to the occurrence of (i) or (ii).

(i) The Company maintains insurance coverage containing industry standard policy terms and limits to respond to the risk of liability relating to any Security Incident, unauthorized processing of Personal Information or any violation of Company Privacy Commitments and, since November 1, 2021, no claims have been made under such insurance policy or policies.

Section 4.16 Taxes. Except as set forth in Section 4.16 of the Company Disclosure Letter:

(a) (i) The Company and each of its Subsidiaries have duly and timely filed or caused to be filed all income and other material Tax Returns required to be filed by or with respect to any of them (taking into account applicable extensions); (ii) each of such filed Tax Returns (taking into account all amendments thereto) is true and complete in all material respects; (iii) all income and other material Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown to be due on any Tax Returns) have been timely paid in full; (iv) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any income or other material Tax Return (other than automatically granted extensions of time to file Tax Returns obtained in the ordinary course of business); and (v) no claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b) (i) Neither the Company nor any of its Subsidiaries has received written notice of any audit, assessment, examination or other Action from any Taxing Authority and there are no pending or, to the Knowledge of the Company, threatened audits, assessments, examinations or other Actions from any Taxing Authority, in each case, in respect of material Taxes of the Company or any of its Subsidiaries, which have not been fully paid or settled; (ii) there are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; (iii) neither the Company nor any of its Subsidiaries has granted any waiver or extension of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax, nor has any request been made in writing for any such extension or waiver which extension or waiver is currently in effect; and (iv) no deficiencies for material Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Taxing Authority, which have not been fully paid or settled.

(c) Neither the Company nor any of its Subsidiaries has participated in a transaction that is or is substantially similar to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(d) The Company and each of its Subsidiaries have timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of the Company (or any of its Subsidiaries) or other Person and have otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(e) Neither the Company nor any of its Subsidiaries has ever been a member of any affiliated, combined, consolidated, unitary, or similar group for purposes of filing any Tax Returns or paying any amount of Taxes (other than a group the common parent of which is the Company). Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than Taxes of the Company or its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor, or (iii) otherwise by operation of Law.

(f) Neither the Company nor any of its Subsidiaries is, or has been, a party to or bound by any material Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (excluding customary Tax indemnification provisions in commercial Contracts entered into in the ordinary course of business not primarily relating to Taxes).

(g) No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to the Company or any of its Subsidiaries. Section 4.16(g) of the Company Disclosure Letter sets forth the entity classification, for U.S. federal and applicable state income tax purposes, of each Subsidiary of the Company that is not classified as a corporation.

(h) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction entered into on or prior to the Closing Date, any accounting method change or improper use of an accounting method occurring on or prior to the Closing Date, or any prepaid amount or deferred revenue received on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.

(i) Neither the Company nor any of its Subsidiaries is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous provision of state, local, or non-U.S. Law) or other ruling or similar written agreement with a Taxing Authority, in each case, with respect to material Taxes.

(j) None of the Company and any of its Affiliates or predecessors by merger or consolidation has been a party to any transaction intended to qualify under Section 355 of the Code at any time in the last two years.

(k) Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(l) No non-U.S. Subsidiary of the Company is or has been treated as an “expatriated entity” or “surrogate foreign corporation” under Section 7874 of the Code. No non-U.S. Subsidiary of the Company is or has at any time been a corporation treated as a domestic corporation pursuant to Section 7874 of the Code.

(m) The prices and terms for the provision of any property or services by or to the Company or any of its Subsidiaries are in all material respects arm’s length for purposes of the relevant provisions of Section 482 of the Code. All related-party transactions have been conducted on an arm’s-length basis in all material respects, and, since November 1, 2021, the Company and each of its Subsidiaries has prepared, kept and, where required, filed all material transfer pricing documentation in compliance with applicable Law and maintains books and records adequate to evidence the application of arm’s-length terms.

(n) The Company has provided or made available to Parent all documentation relating to, and has complied in all material respects with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government.

(o) Neither the Company nor any of its Subsidiaries knows of any fact relating to the Company and its Subsidiaries, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

(p) Each Mexican Subsidiary of the Company (i) has complied in all material respects with all applicable requirements regarding its beneficial owners under the Ley del Impuesto sobre la Renta and other applicable Mexican tax laws, (ii) has not entered into transactions with Persons included in the provisional or definitive lists referred to in Article 69-B of the Código Fiscal de la Federación, (iii) has complied in all material respects with the disclosure obligations for reportable schemes under the Código Fiscal de la Federación, (iv) has not made payments through outsourcing or subcontracting schemes that are prohibited or noncompliant under applicable Mexican tax law, (v) has not derived income through entities or arrangements treated as fiscally transparent for purposes of Article 4-B of the Ley del Impuesto sobre la Renta and has not been subject to preferential tax regimes within the meaning of Articles 176 and 177 of the Ley del Impuesto sobre la Renta, and has filed, where applicable, the informative returns contemplated by Article 178 of the Ley del Impuesto sobre la Renta, and (vi) has not entered into agreements that could be deemed an asociación en participación within the meaning of Article 17-B of the Federal Fiscal Code. The tax attributes of such Mexican Subsidiary, including the capital contribution account (Cuenta de Capital de Aportación) and the net after-tax profits account (Cuenta de Utilidad Fiscal Neta), reflect in all material respects correct and complete amounts and have been determined and updated in compliance in all material respects with applicable Mexican Tax Laws.

Section 4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract (other than (except with respect to clause (vii)) any Company Benefit Plan, Real Property Lease or Contract solely between or among the Company and/or any of its Subsidiaries) to which the Company or any of its Subsidiaries is a party or their respective properties or assets are bound which are in effect, except for this Agreement, that:

(i) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii) (A) provides for or governs the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance or collaboration or (B) otherwise provides for the sharing of revenues, profits, losses, costs or liabilities or for marketing or distribution;

(iii) contains minimum payment obligations or performance guarantees by the Company or any of its Subsidiaries;

(iv) involves annual payments by the Company and its Subsidiaries of collectively $3,000,000 or more, other than pursuant to a Contract that is terminable by the Company upon notice of ninety (90) days or less without penalty;

(v) is with (A) a supplier or vendor of the Company to which the Company made payments of more than $3,000,000 during the fiscal year ended October 31, 2025 (each a “Material Supplier”) or (B) a customer of the Company from which the Company received payments of more than $3,000,000 during the fiscal year ended October 31, 2025 (each a “Material Customer”), other than (A) any such Contract that is terminable by the Company upon notice of ninety (90) days or less without penalty and (B) purchase orders in the ordinary course of business consistent with past practice;

(vi) pursuant to which (A) the Company or any of its Subsidiaries grants any Person any right or license to market, advertise, sell, offer to sell, distribute, deliver or otherwise make available any Company Product or (B) the Company or any of its Subsidiaries is granted any right or license to market, advertise, sell, offer to sell, distribute, deliver or otherwise make available any product or service of any Person;

(vii) (A) is with any officer, employee or other individual service provider providing target annual compensation (whether cash and/or otherwise) in excess of $200,000; (B) is or contains a change in control, retention or severance contract or provides for the payment of any cash or other compensation or benefits that are payable upon the consummation of the transactions contemplated by this Agreement; (C) otherwise restricts the Company’s or any of its Subsidiaries’ ability to terminate the employment or engagement of any employee or consultant at any time for any lawful reason or for no reason without penalty or liability; or (D) is a collective bargaining agreement, works council agreement, labor contract or other written agreement or arrangement with any labor union or any employee organization;

(viii) is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment relating to indebtedness for borrowed money (other than those related to trade payables arising in the ordinary course of business consistent with past practice);

(ix) constitutes any acquisition or divestiture Contract or material licensing agreement that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) which have not been satisfied and fully terminated prior to the date of this Agreement;

(x) is an agreement entered into outside the ordinary course of business consistent with past practice that contractually requires future expenditures or receipts by the Company or any of its Subsidiaries of more than $1,000,000 in any one year period that cannot be terminated on less than ninety (90) days’ notice without material payment or penalty;

(xi) grants any rights of first refusal or rights of first offer to any Person with respect to any material asset or Equity Interests of the Company or any of its Subsidiaries;

(xii) is an agreement purporting to indemnify or hold harmless any director, officer or employee of the Company or any of its Subsidiaries (other than the Company Charter, Company Bylaws and the organizational documents of the Company’s Subsidiaries);

(xiii) prohibits or restricts the Company or any of its Subsidiaries, or, after the Second Effective Time, Parent, the Surviving Company or any of their respective Affiliates (A) from engaging or competing in any line of business, in any geographical location or with any Person (including any Contract granting exclusive rights or rights of first refusal or negotiation to license, market, advertise, sell, offer to sell, distribute, deliver or otherwise make available any Company Product or any Intellectual Property or other asset of the Company or any of its Subsidiaries), (B) from soliciting any client or customer, in each case in any manner that is material to the Company or that would restrict in any material respect Parent or its Subsidiaries following the Closing, (C) selling, distributing or acquiring any products, services, Intellectual Property or other assets of or to any other Person in any geographic region, except for non-exclusive licenses entered into in the ordinary course of business, or (D) determining pricing for any Company Product in its discretion (including any Contract providing for “most favored nation” terms);

(xiv) expressly limits or restricts the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their Equity Interests;

(xv) involves the settlement of any pending or threatened claim, action or proceeding (A) which (1) will involve payment obligations after the date hereof, or involved payments, in excess of $500,000 or (2) will impose, or imposed, any material continuing non-monetary obligations on the Company or any of its Subsidiaries (or, to the Knowledge of the Company, Parent or any of its other Affiliates from and after the Closing), or (B) with respect to which conditions precedent to the settlement have not been satisfied;

(xvi) has been entered into between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director, Affiliate or family member (but not including any Company Benefit Plan or Company Equity Plan);

(xvii) any Contract with any Governmental Authority;

(xviii) pursuant to which any Intellectual Property is licensed, sold, assigned or otherwise conveyed or provided to the Company or any of its Subsidiaries or pursuant to which any Person has agreed not to enforce any Intellectual Property against the Company or any of its Subsidiaries, other than (A) Contracts for commercially available hardware or software licensed or otherwise made available pursuant to shrink wrap, click through or other standard licensing terms and which are not incorporated into or bundled with Company Products, in each case, with annual or one-time license, maintenance, support and other fees of $50,000 or less, (B) permitted use rights to confidential information in a non-disclosure or similar agreement granting a limited right to use confidential information subject to customary protections to preserve confidentiality and proprietary rights, entered into in the ordinary course of business consistent with past practice, or (C) offer letters, employment agreements, invention assignment agreements, individual consulting agreements, and individual contracting agreements; or

(xix) pursuant to which any Intellectual Property is or has been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to a third party by the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries has agreed not to enforce any Intellectual Property against any Person, other than (A) non-exclusive licenses to Company Products granted to customers in the ordinary course of business consistent with past practice, (B) permitted use rights to confidential information in a non-disclosure or similar agreement granting a limited right to use confidential information subject to customary protections to preserve confidentiality and proprietary rights, entered into in the ordinary course of business consistent with past practice, and (C) offer letters, employment agreements, invention assignment agreements, individual consulting agreements, and individual contracting agreements entered into in the ordinary course of business consistent with past practice on a form previously provided to Parent, and (D) non-exclusive licenses to trademarks and other marketing and advertising materials granted in the ordinary course of business consistent with past practice solely to enable the advertising and marketing of Company Products.

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each Company Material Contract is a legal, valid, binding and enforceable obligation of the Company or the Subsidiary party thereto and is in full force and effect (except as may be limited by the Enforceability Exceptions) and (ii) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any counterparty is in breach of or default under the terms of any Company Material Contract. Except as set forth in Section 4.17(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written, nor to the Knowledge of the Company, oral notice or claim from any third party to any Company Material Contract of any material violation, default, termination, cancellation, or discontinuance under any Company Material Contract. The term “Company Material Contract” shall be deemed to include any Contract entered into after the date of this Agreement that, if entered into prior to the date hereof, would qualify as a Company Material Contract. Accurate and complete copies of each Company Material Contract as of the date of this Agreement have been made available by the Company to Parent, in each case prior to the date of this Agreement.

Section 4.18 Real Property.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a true and complete list of the street address of each parcel under which the Company or any of its Subsidiaries owns any interest in real property (the “Owned Real Property”). The Company or one of its Subsidiaries owns fee simple title to each Owned Real Property, free and clear of all Liens, other than Permitted Liens. Except as set forth in Section 4.18(a) of the Company Disclosure Letter, there are no written agreements to which the Company or any of its Subsidiaries is a party which restrict in any respect the Company or any of its Subsidiaries from transferring any of the Owned Real Properties, and none of the Owned Real Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon. No Person other than the Company or its Subsidiaries has any ownership interest in any of the Owned Real Properties, and neither the Company nor any of its Subsidiaries has granted any person an option, right of first offer, or right of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.

(b) Section 4.18(b) of the Company Disclosure Letter sets forth a true and complete list of each lease, sublease, license, easement and other similar occupancy agreement, together with any amendments, renewals and guarantees thereof or thereto (each, a “Real Property Lease”) and the street address of each parcel under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property at which operations of the Company and its Subsidiaries are conducted (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Company has made available to Parent a true and complete copy of each Real Property Lease. Each Real Property Lease is valid, binding and in full force and effect. Except as set forth in Section 4.18(b) of the Company Disclosure Letter, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any counterparty, is in breach or default under any Real Property Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a default by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any counterparty under any Real Property Lease. The Company or the applicable Subsidiary has a good and valid leasehold interest, subject to the terms of the Real Property Lease applicable thereto, in each parcel of Leased Real Property, in each case free and clear of all Liens other than Permitted Liens.

(c) Except as set forth on Section 4.18(c) of the Company Disclosure Letter, as of the date of this Agreement, none of the Real Properties is leased or subleased to or otherwise occupied by any Person other than the Company and its Subsidiaries, and no agreement with the Company or its Subsidiaries exists that would give any third party the right to acquire any of the Real Properties.

(d) There are no material new (or increases in existing) development fees, impact fees or other fees that have been, or to the Knowledge of the Company will be, levied by any Governmental Authority in connection with the development of any Real Property. Neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral notice of any material violation of any Law or any instruments of record relating to any Real Property.

(e) Neither the Company nor any of its Subsidiaries has received any written notice of any condemnation, eminent domain, requisition or taking by any Governmental Authority with respect to any Real Property, or negotiations for the purchase of any Real Property in lieu of condemnation, and, no condemnation, eminent domain, requisition or taking has been commenced, or to the Knowledge of the Company, threatened in connection with any of the foregoing.

(f) The Real Property (i) constitutes all of the real property used in the operation of the business of the Company and its Subsidiaries and (ii) assuming receipt of any third-party consents required under the terms of any Real Property Lease, is sufficient for Parent to conduct the business of the Company and its Subsidiaries immediately following the Closing in substantially the same manner as conducted by the Company and its Subsidiaries as of the date hereof.

(g) Except as set forth in Section 4.18(g) of the Company Disclosure Letter, no Person has acted, directly or indirectly, as a broker or in any other advisory capacity in connection with the Real Property which would entitle such Person to any fee or commission from the Company or any of its Subsidiaries in connection with the Real Property which is not paid in full.

(h) The Company is currently in undisturbed possession of each Real Property in all material respects.

(i) The Real Property, including all buildings, fixtures and other improvements thereon, is free from material defects (patent and latent), has been maintained in accordance with applicable Law (other than with respect to de minimis circumstances) and normal industry practice, is in good operating condition and repair (subject to normal wear and tear and considering the age and prior use of the same), and is suitable for the purposes for which it is presently used.

Section 4.19 Environmental. Except as set forth in Section 4.19 of the Company Disclosure Letter:

(a) the Company and its Subsidiaries are, and since November 1, 2021, have been, in material compliance with all applicable Environmental Laws, including possessing all material Company Permits applicable to their operations under all Environmental Laws;

(b) there is no pending or, to the Knowledge of the Company, threatened Action pursuant to any Environmental Law against the Company or any of its Subsidiaries that would reasonably be expected to result in a material liability to the Company or its Subsidiaries;

(c) since November 1, 2021 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, or claim from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in material violation or potentially in material violation of any applicable Environmental Law or otherwise may be materially liable under any applicable Environmental Law;

(d) neither the Company nor any of its Subsidiaries is a party or subject to any Order relating to material compliance with Environmental Law or the material remediation, removal or cleanup of Hazardous Materials, and neither the Company nor any of its Subsidiaries has entered into any Contract with another Person of which the primary purpose thereof was to assume, undertake or otherwise become subject to any material liability of another Person under any Environmental Law;

(e) to the Knowledge of the Company, with respect to the Real Property, there have been no material Releases on or underneath any of such real properties that has caused environmental contamination at such real properties that would reasonably be expected to result in a material obligation of the Company or its Subsidiaries to investigate, remediate, remove or cleanup such environmental contamination pursuant to applicable Environmental Law or result in a material liability to the Company and its Subsidiaries pursuant to applicable Environmental Law with respect to investigation, remediation, removal or cleanup conducted by other Persons;

(f) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has been identified by any Governmental Authority as a potentially responsible party under CERCLA or any similar state or foreign Law at any site; and

(g) the Company has made available to Parent prior to the date of this Agreement true and complete copies of any material environmental reports, studies, assessments and other material environmental information prepared since November 1, 2021 in its possession relating to the Company or any of its Subsidiaries and the Real Property.

Section 4.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Requisite Company Stockholder Approval”) is the only vote or consent of holders of any class or series of capital stock of the Company that is required to authorize this Agreement or to consummate the First Merger and the other transactions contemplated by this Agreement.

Section 4.21 Fairness Opinion. The Company Board has received an opinion (the “Fairness Opinion”) from Jefferies LLC (the “Company Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock in the First Merger pursuant to this Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub I, Merger Sub II and their respective affiliates).

Section 4.22 Brokers. Except for those Persons set forth in Section 4.22 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s, advisory or similar fee or commission in connection with the First Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent true and complete redacted copies of all Contracts with respect to the engagement of Company Financial Advisor and the other Persons set forth in Section 4.22 of the Company Disclosure Letter.

Section 4.23 Insurance. Section 4.23 of the Company Disclosure Letter contains a true and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries, and the Company has made available to Parent a true and complete copy of all such policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (a) each such insurance policy is in full force and effect and all premiums due thereon have been paid in full and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (d) no notice of cancellation, default, non-renewal or termination has been received with respect to any such policy. Such insurance policies are sufficient in all material respects for compliance by the Company and its Subsidiaries with (i) all requirements of applicable Laws and (ii) all Company Material Contracts. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by or on behalf of the Company or any of its Subsidiaries provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain such policies that have not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened material claims under any insurance policy.

Section 4.24 Takeover Statutes. The Company has taken all action reasonably necessary to exempt the First Merger and the other transactions contemplated hereby from any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other takeover or anti-takeover statute or similar federal or state Law applicable to the First Merger. No similar anti-takeover provision in the Company Charter or the Company Bylaws is, or at the First Effective Time will be, applicable to this Agreement, the First Merger or any of the transactions contemplated hereby. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 4.25 Affiliate Transactions. Except as set forth in Section 4.25 of the Company Disclosure Letter, no current director, officer or Affiliate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract with the Company or any of its Subsidiaries (other than a Company Benefit Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.26 Anti-Bribery; Anti-Money Laundering; Sanctions. Except for as set forth in Section 4.26 of the Company Disclosure Letter:

(a) Neither the Company, nor any Subsidiary, nor any director, officer, or employee, nor, to the Knowledge of the Company, any other Representative acting on behalf of the Company or any of its Subsidiaries, has directly or indirectly violated any law, rule or regulation relating to bribery or corruption, including but not limited to: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”); (b) the UK Bribery Act 2010; (c) Mexican anti-corruption Laws including, but not limited to, the General Administrative Liabilities Law, the General Law of the National Anti-Corruption System, the Organic Law of the Federal Tribunal of Administrative Justice, the Law for Federal Auditing and Accountability, the Federal Criminal Code, the Organic Law of the Federal Public Administration, and the Organic Law of the Attorney General and the Criminal Codes of the States of Mexico and Mexico City; or (d) any other applicable anti-corruption or anti-bribery Laws (collectively, the “Anti-Bribery Laws”), nor has the Company, any Subsidiary, any director, officer, or employee, or, to the Knowledge of the Company, any Representative corruptly offered, paid, promised to pay, authorized, solicited, or received in violation of applicable Law the payment of money or anything of value, directly or indirectly, to or from any Person, including any Government Official: (a) to influence any official act or decision of a Government Official; (b) to induce a Government Official to do or omit to do any act in violation of a lawful duty; (c) to induce a Government Official to influence the act or decision of a Governmental Authority; (d) to secure any improper business advantage; (e) to obtain or retain business in any way related to the Company or any of its Subsidiaries; or (f) that would otherwise constitute a bribe, kickback, or other improper or illegal payment or benefit.

(b) At all times, the Company and its Subsidiaries have made and maintained books, records, and accounts, which accurately and fairly reflect the transactions and disposition of the assets of the Company and do not have any falsified books and records or maintain any off-the-books transactions or slush funds. At all times, the Company and its Subsidiaries have devised, maintained, and enforced internal controls and procedures designed to ensure compliance by the Company, its Subsidiaries, its directors, officers, and employees, and Representatives with the Anti-Bribery Laws. The Company has provided anti-corruption training and guidance to all relevant directors, officers, employees, and Representatives, and has informed these directors, officers, employees, and Representatives of their obligations under the Anti-Bribery Laws.

(c) There are no internal investigations or, to the Knowledge of the Company, prior, pending, threatened or suspected governmental or other regulatory investigations or proceedings, whistleblower reports or allegations, relating in any way, in each case, regarding any action or any allegation of any action in any way related to the Anti-Bribery Laws, inaccurate or misleading books and records, insufficient corporate or internal controls, insufficient or lack of compliance policies and procedures. To the Knowledge of the Company, none of the directors, officers, employees or Representatives of the Company or any of its Subsidiaries is a government official, political party official or candidate for political office, and there are no known familial relationships between any of the Company’s directors, officers, employees or Representatives, on the one hand, and any government official, political party official or candidate for political office, on the other hand.

(d) The operations of the Company and its Subsidiaries are, and since November 1, 2021 have been, conducted in material compliance with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”). No material action, claim, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws pending or threatened.

(e) The Company and its Subsidiaries have, since April 24, 2019, been in compliance with applicable Sanctions and with applicable Trade Controls Laws and have maintained policies and procedures designed to promote compliance with Sanctions and Trade Control Laws. Neither the Company, its Subsidiaries, nor, any director, officer, employee, or to the Knowledge of the Company, agent thereof, (a) is or has been since April 24, 2019, a Sanctioned Person, subject to any list-based designations under Trade Control Laws, or engaged in a transaction or dealing, directly or indirectly, with or involving a Sanctioned Person, a Sanctioned Country, or goods grown, produced, manufactured, extracted, or processed in a Sanctioned Country; or (b) is engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person or subject to any list-based designations under Trade Control Laws. As of the date hereof, to the Knowledge of the Company, there is no current investigation, review, audit, allegation, request for information, or other inquiry by any Governmental Authority regarding the actual or possible violation of Sanctions or Trade Controls Laws by the Company and its Subsidiaries, and since April 24, 2019, the Company and its Subsidiaries have not been the subject of or otherwise involved in, or received notice of any actual, pending, or threatened investigation, review, audit, allegation, request for information, or other inquiry by any Governmental Authority regarding an actual or possible violation of Sanctions or Trade Control Laws.

Section 4.27 Ownership of Parent Shares. The Company does not own (beneficially or otherwise) any Parent Shares or other Equity Interests in Parent or any options, warrants or other rights to acquire Parent Shares or other Equity Interests in Parent (or any other economic interest through derivative securities or otherwise in Parent).

Section 4.28 Material Customers and Suppliers. Except as set forth in Section 4.28 of the Company Disclosure Letter, at no time since November 1, 2021 has the Company or any of its Subsidiaries (i) been in any material dispute with any of its Material Customers or Material Suppliers, or (ii) to the Knowledge of the Company, received any written notice from any Material Customer or Material Supplier to the effect that such Material Customer or Material Supplier has suspended, terminated or materially reduced or amended, or intends to suspend, terminate or materially reduce or amend, its relationship with the Company or any of its Subsidiaries. Except as set forth in Section 4.28 of the Company Disclosure Letter, no Material Customer or Material Supplier has terminated, cancelled or failed to renew, or given the Company or any of its Subsidiaries written or, to the Knowledge of the Company, oral notice of its intention to terminate, cancel, or fail to renew, its business relationship with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party, and in the last three (3) years has not been a party, to any material Action with any of the Material Customers or Material Suppliers, and, as of the date hereof, to the Knowledge of the Company, there exists no facts or circumstances that would result in any such material Action, being initiated.

Section 4.29 Company Product Matters; Food Safety; Recalls. Except as set forth in Section 4.29 of the Company Disclosure Letter:

(a) Since November 1, 2022, the Company and each Company Product that is subject to the jurisdiction of the U.S. Food and Drug Administration, the U.S. Department of Agriculture, the Comisión Federal para la Protección contra Riesgos Sanitarios, or the Servicio Nacional de Sanidad, Inocuidad y Calidad Agroalimentaria, or any comparable Governmental Authority, and any components, ingredients or packaging therefor has materially complied with all applicable product labeling, notice, registration, listing and other regulatory requirements, and with all quality control, food safety, product integrity, facility certification and similar applicable standards, whether contractual, statutory, regulatory or imposed by Company policies or any third-party certifying body at the time each such Company Product was sold by the Company and within its possession, custody and control.

(b) Since November 1, 2022, all Company Products sold by the Company and within its possession, custody and control: (i) have been properly produced, processed, manufactured, handled, stored, packaged and labeled and are fit for human consumption; (ii) are of good and merchantable quality and condition; (iii) materially comply with the U.S. Federal Food, Drug and Cosmetic Act of 1938, the Ley Federal de Sanidad Vegetal, the Ley General de Salud, and all other applicable Laws governing the purity, storage, quality, manufacturing, packaging, labeling, marketing and/or advertising of food sold for human consumption, as in effect as of the date hereof (including the Food Safety Modernization Act, the Food Allergen Labeling and Consumer Protection Act of 2004, the Nutrition Labeling and Education Act of 1990, the

Organic Foods Production Act, the Perishable Agricultural Commodities Act, the Food Quality Protection Act, the Reglamento de la Ley general de Salud en Materia de Control Sanitario de Establecimientos, Productos y Servicios, and all comparable and applicable state or local Laws and their implementing regulations, and all applicable Laws imposed or administered by any Governmental Authority (collectively, “Food Laws”); (iv) were shipped in interstate commerce in material accordance with the Food Laws; and (v) were in conformity with all express and implied warranties. The Company and each of its Subsidiaries and, to the Knowledge of the Company, the suppliers and subcontractors of the Company and any of its Subsidiaries are, and since November 1, 2022, have been, materially compliant with all applicable Laws, including Food Laws, and are not in breach of quality control, food safety, product integrity, facility certification or any similar obligations imposed in Contracts with third parties for the supply of Company Products.

(c) The Company has made available to Parent the standard terms and conditions of sale for Company Products (including applicable guaranty, warranty and indemnity provisions). No Company Product is subject to any guaranty, warranty or other indemnity beyond such standard terms and conditions of sale, other than implied warranties. Since November 1, 2022, no Company Product has been adulterated, misbranded or labeled in a manner contrary to applicable Law or that is, or would reasonably be expected to be, false or misleading. Since November 1, 2022, each Company Product represented as “natural” or “all natural” does not contain any added synthetic colors, artificial flavors, synthetic substances or GMOs, and each Company Product represented as not containing GMOs does not contain GMOs.

(d) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and except as set forth in Section 4.29 of the Company Disclosure Letter, since November 1, 2022: (i) no Company Product has been the subject of any voluntary market withdrawal or any mandatory recall, public notification, or notification to any Governmental Authority, or any similar action; (ii) to the Knowledge of the Company, no customer or subsequent purchaser of any Company Product has asserted a material claim with respect to any nonconformity of any such Company Product with applicable specifications, warranties, labeling requirements, regulatory requirements, quality control or similar standards, whether contractual, statutory, regulatory or imposed by Company policies; and (iii) the Company has not received any FDA warning letter, notice of inspectional observations (Form 483) or similar written notice from any Governmental Authority alleging material non-compliance with Food Laws that remains unresolved. To the Knowledge of the Company, there is no reason to believe that a basis for a recall or market withdrawal of any Company Products may be required under applicable Laws or any policy applicable to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no recall has been threatened by any Governmental Authority or is being considered by the Company or any of its Subsidiaries.

Section 4.30 Inventory. Each item of Inventory of the Company and its Subsidiaries was acquired in the ordinary course of business consistent with past practice. To the Knowledge of the Company, each item included in Inventory (i) is of a quality, quantity and condition usable and saleable in the ordinary course of business consistent with past practice and is fit for its intended use, (ii) is not slow moving, damaged, discontinued, stale or obsolete, and (iii) has been valued on the books and records of the Company and its Subsidiaries at the lower of cost or market value, in each case except for de minimis amounts. The quantities of each category of such Inventory (raw materials, work-in-process and finished goods) are at levels normal and adequate for the continuation of the business of the Company and its Subsidiaries in the ordinary course consistent with past practice. Neither the Company nor any of its Subsidiaries is in possession of any Inventory not owned by the Company or such Subsidiary (including goods already sold), and none of such Inventory has been consigned to any Person.

Section 4.31 Accounts Receivable. The accounts receivable of the Company and its Subsidiaries represent valid obligations arising from bona fide transactions entered into in the ordinary course of business, and are collectible in full, net of any reserves reflected in the Company Financial Statements. None of such accounts receivable are subject to any claim of set-off, recoupment or counterclaim in excess of such reserves, and, to the Knowledge of the Company, there are no specific facts that would be likely to give rise to any such claim. The reserves shown on the Company Financial Statements and the accounting records of the Company and its Subsidiaries are adequate and calculated in accordance with GAAP applied on a consistent basis and consistent with past practice.

Section 4.32 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV and the certificate delivered by the Company pursuant to Section 7.2(e), none of the Company, any of its Affiliates or any other Person on behalf of the Company or any of its Affiliates makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent, Merger Sub I or Merger Sub II or their Affiliates or Representatives in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V and in the certificate delivered by Parent pursuant to Section 7.3(c), (a) none of Parent, Merger Sub I or Merger Sub II or any of their respective Representatives makes, or has made, any representations or warranties relating to Parent, Merger Sub I or Merger Sub II or Parent’s business or otherwise in connection with the Mergers, and the Company is not relying on any representation or warranty of Parent, Merger Sub I or Merger Sub II, including any representation or warranty with respect to any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company, and any of its Subsidiaries or any of their Representatives, except, in each case, for those expressly set forth in this Agreement or in such certificate, and (b) no Person has been authorized by Parent, Merger Sub I or Merger Sub II to make any representation or warranty relating to Parent, Merger Sub I or Merger Sub II or their businesses or otherwise in connection with this Agreement or the Mergers, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party. Nothing in this Section 4.32 shall impact any rights of any party to this Agreement in respect of fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB I AND MERGER SUB II

Except as disclosed in (i) the Parent SEC Documents filed on or after November 1, 2025 and publicly available at least one (1) Business Day prior to the date hereof only to the extent it is reasonably apparent on its face that such disclosure is relevant to any Section or subsection of this Article V (and excluding any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements,” and any other disclosures that are predictive, cautionary or forward-looking in nature), but it being understood that this clause (i) shall not be applicable to Section 5.1 (Organization and Qualification), Section 5.2 (Capitalization), Section 5.3 (Authority Relative to Agreement), Section 5.5 (Vote Required), Section 5.6 (Parent Shares), Section 5.6 (Share Ownership),and Section 5.16 (Brokers), or (ii) the corresponding sections of the Parent Disclosure Letter (subject to Section 9.3(b)), Parent, Merger Sub I and Merger Sub II hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Each of Parent, Merger Sub I and Merger Sub II is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (to the extent that the concept of “good standing” is applicable in such jurisdiction) under the Laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent, Merger Sub I and Merger Sub II is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2 Capitalization.

(a) The authorized capital stock of Parent consists of 1,000,000,000 Parent Shares, of which, as of the close of business on January 13, 2026 (the “Parent Capitalization Date”), there were 70,839,275 Parent Shares issued and outstanding. No Subsidiary of Parent owns any Parent Shares or has any option or warrant to purchase any Parent Shares or any other Equity Interest in Parent. All of the outstanding Parent Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the close of business on the Parent Capitalization Date, Parent has no Parent Shares subject to or reserved for issuance, except for (i) 2,046,639 Parent Shares subject to outstanding options to purchase Parent Shares under the Parent Equity Plans, (ii) 535,325 Parent Shares (including vested but deferred) underlying Parent restricted stock unit awards granted under the Parent Equity Plans, (iii) 465,872 Parent Shares (including vesting but deferred) underlying Parent performance stock units granted under the Parent Equity Plans (the “Parent Equity Plans”), and (iv) 7,609,524 Parent Shares reserved for future issuance under the Parent Equity Plans for awards not yet granted. All of the Parent Shares reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(c) As of the close of business on the Parent Capitalization Date, other than the Equity Interests identified in clauses (a) and (b) above, and except as set forth in Section 5.2 of the Parent Disclosure Letter, there were no existing and outstanding Equity Interests or other options, warrants, calls, subscriptions, preemptive rights, anti-dilution rights or other rights, stockholders’ rights plans or other agreements, convertible securities, awards of equity based compensation (including phantom stock), agreements or arrangements of any character (or any obligations to enter into such agreements or arrangements), relating to or based on the value of any Equity Interests of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, acquire, transfer, exchange, sell or register for sale any Equity Interests of Parent or any of its Subsidiaries.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of Parent Shares or other Equity Interests of Parent or any of its Subsidiaries, other than any such agreements solely between and among Parent and any of its Subsidiaries or solely between and among two or more Subsidiaries of Parent. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Shares may vote.

Section 5.3 Authority Relative to Agreement.

(a) Parent, Merger Sub I and Merger Sub II have all necessary entity power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Parent Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Mergers. Except for the Requisite Parent Stockholder Approval and filing the Certificates of Merger with the Secretary as required by the CCC and the Secretary of State of the State of Delaware as required by the DGCL, (A) the execution, delivery and performance of this Agreement by Parent, Merger Sub I and Merger Sub II, and the consummation by Parent, Merger Sub I and Merger Sub II of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary entity action by Parent, Merger Sub I and Merger Sub II, and (B) no other entity Action on the part of Parent, Merger Sub I and Merger Sub II is necessary to authorize the execution, delivery and performance of this Agreement by Parent, Merger Sub I and Merger Sub II and the consummation by Parent, Merger Sub I and Merger Sub II of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent, Merger Sub I and Merger Sub II and, assuming due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of Parent, Merger Sub I and Merger Sub II, enforceable against Parent, Merger Sub I and Merger Sub II in accordance with its terms (except as may be limited by the Enforceability Exceptions).

(b) The board of directors or similar governing body of each of Merger Sub I and Merger Sub II has unanimously approved this Agreement, the Mergers and the other transactions contemplated hereby. The board of directors or similar governing body of Parent has (i) approved this Agreement, the Mergers and the other transactions contemplated hereby, including the Parent Share Issuance, (ii) recommended the approval of this Agreement by Parent, as the sole owner of the Equity Interests of Merger Sub I and Merger Sub II, and (iii) resolved to make the Parent Recommendation (provided, that any change, modification or rescission of such recommendation by the Parent Board in accordance with Section 6.7 shall not be a breach of the representation in clause (iii)), and (iv) directed that the Parent Share Issuance be submitted to the stockholders of Parent for its adoption at the Parent Stockholders’ Meeting.

(c) Parent, acting in its capacity as the sole owner of the Equity Interests of Merger Sub I and Merger Sub II, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and no further vote of, or consent by, Merger Sub I or Merger Sub II is required.

Section 5.4 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by Parent, Merger Sub I and Merger Sub II or the consummation by Parent, Merger Sub I and Merger Sub II of the transactions contemplated hereby will (with or without notice or lapse of time, or both) directly or indirectly (i) conflict with or violate any provision of Parent’s or Merger Sub I’s certificate of incorporation or bylaws or Merger Sub II’s certificate of formation or operating agreement, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.4(b) have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries (including Merger Sub I and Merger Sub II) or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) except as set forth in Section 5.4 of the Parent Disclosure Letter, require any consent or approval under, violate, conflict with, result in any breach of or constitute a default under, or any loss of any benefit under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of Parent or any of its Subsidiaries pursuant to any material Contract to which Parent or any of its Subsidiaries is a party, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority (with or without notice or lapse of time, or both) is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement, the Parent Share Issuance or the consummation of the Mergers and the other transactions contemplated hereby, other than (i) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Form S-4, (ii) the filing of the Certificates of Merger with the Secretary in accordance with the CCC and the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA, (iii) compliance with applicable requirements under any applicable foreign, federal or state securities or Blue Sky Laws, including pursuant to the applicable requirements of the Securities Act and the Exchange Act, (iv) such filings as may be required in connection with any Taxes, (v) such filings as may be required under the rules and regulations of the NASDAQ Global Market (“NASDAQ”), (vi) such other items required solely by reason of the participation of the Company in the transactions contemplated hereby which are set forth in Section 5.4 of the Parent Disclosure Letter, (vii) compliance with and filings or notifications under the HSR Act or other Antitrust Laws and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5 Vote Required. The approval pursuant to Listing Rule 5635 of the Nasdaq Stock Market LLC of the issuance of Parent Shares pursuant to the First Merger (the “Parent Share Issuance”) by the affirmative vote of a majority in voting power of Parent Shares present in person or represented by proxy and entitled to vote thereon (the “Requisite Parent Stockholder Approval”) is the only vote or consent of holders of any class or series of capital stock of Parent that is required to approve the Parent Share Issuance and the other transactions contemplated by this Agreement.

Section 5.6 Parent Shares. Upon issuance, the Parent Shares that are issued as Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens (other than Permitted Liens).

Section 5.7 Parent SEC Documents; Financial Statements; No Undisclosed Liabilities.

(a) Since November 1, 2021, Parent has, in all material respects, timely filed with or furnished to (as applicable) the SEC all registration statements, prospectuses, forms, proxy statements, schedules, statements, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed or furnished by Parent with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended prior to the date hereof, as of the date of the most recent supplement, modification or amendment, the Parent SEC Documents complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and the listing and corporate governance rules and regulations of NASDAQ, and none of the Parent SEC Documents at the time it was filed (or, if supplemented, modified or amended, as of the date of the last supplement, modification or amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by Parent with the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent or any of its Subsidiaries relating to the Parent SEC Documents. To the Knowledge of Parent, as of the date hereof, none of the Parent SEC Documents are the subject of ongoing SEC review or outstanding SEC investigation.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its consolidated Subsidiaries (including, in each case, any related notes thereto) included in the Parent SEC Documents (i) when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and its consolidated Subsidiaries, taken as a whole, as of the dates and for the periods referred to therein in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of interim financial statements, subject to normal and recurring year-end adjustments, none of which would be material individually or in the aggregate, and the absence of notes).

(c) Without limiting the generality of Section 5.7(a), (i) Deloitte & Touche LLP has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreement with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) since November 1, 2021, neither Parent nor, to the Knowledge of Parent, any Representative of Parent, has formally received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that a member of Parent has engaged in questionable accounting or auditing practices, (iii) no executive officer of Parent has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by Parent with the SEC since the enactment of the Sarbanes-Oxley Act and (iv) to the Knowledge of Parent, since November 1, 2021 no enforcement action has been initiated against or threatened against Parent by the SEC relating to disclosures contained in any Parent SEC Document.

(d) Except as set forth in Section 5.7 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose, result or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent SEC Documents.

(e) Except for those liabilities and obligations (a) as specifically reflected and reserved against in the Parent Financial Statements filed prior to the date hereof in the Parent SEC Documents, (b) incurred in the ordinary course of business since October 31, 2025, consistent with past practice in all material respects, (c) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (d) as set forth in Section 5.7 of the Parent Disclosure Letter, as of the date hereof, Parent and its Subsidiaries are not subject to any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or in the notes thereto) of Parent.

Section 5.8 Disclosure Controls and Procedures.

(a) Parent has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act intended to (i) provide reasonable assurances regarding the reliability of financial reporting for Parent and its Subsidiaries and the preparation of financial statements for external purposes in accordance with GAAP and (ii) ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and the audit committee of the Parent Board (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

(b) Neither Parent nor any of its Subsidiaries has made any prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. There are no outstanding loans or other extensions of credit made by Parent or any of its Subsidiaries to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent.

Section 5.9 Absence of Certain Changes or Events. Since November 1, 2024 through the date of this Agreement, there has not occurred any adverse change, event, effect or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.10 Litigation. There is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or would reasonably be expected to prevent, materially delay or materially impair the ability of Parent, Merger Sub I or Merger Sub II to fulfill its obligations under this Agreement or consummate the transactions contemplated hereby, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or would reasonably be expected to prevent, materially delay or materially impair the ability of Parent, Merger Sub I or Merger Sub II to fulfill its obligations under this Agreement or consummate the transactions contemplated hereby. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened seeking to prevent, enjoin, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.

Section 5.11 Permits; Compliance with Laws.

(a) Parent and its Subsidiaries (i) are in possession of all authorizations, permits, franchises, grants, easements, variances, exemptions, exceptions, permissions, Consents and certificates of any Governmental Authority, (ii) have filed all tariffs, reports, notices and other documents necessary for Parent and its Subsidiaries to operate their businesses as currently conducted (clauses (i) and (ii), collectively, the “Parent Permits”), and all Parent Permits are in full force and effect and no suspension, modification, or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where the failure to be in possession of, to have filed or be in full force and effect, or the suspension, modification or cancellation of, any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and each of its Subsidiaries is in compliance with the terms and requirements of all Parent Permits, and neither Parent nor any of its Subsidiaries has received any written notice regarding a material default or violation in respect of any of the Parent Permits, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) None of Parent nor any of its Subsidiaries is, and since November 1, 2021, has not been, in conflict with, in default under or in violation of any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults or violations that has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since November 1, 2021, neither Parent nor any of its Subsidiaries has received any written notice or, to the Knowledge of Parent, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12 Form S-4; Proxy Statement. The Joint Proxy Statement/Prospectus and the Form S-4 will not, at the date the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with the terms hereof), or at the time the Form S-4 is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent, Merger Sub I or Merger Sub II with regards to statements made therein based on information supplied by or on behalf of the Company (or any of its Affiliates) for inclusion therein. The Joint Proxy Statement/Prospectus and the Form S-4, each will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.13 Sufficient Funds. At the Closing, Parent shall have funds sufficient and available to pay the aggregate Per Share Cash Consideration and Fractional Share Consideration, consummate the transactions contemplated hereby, and pay all associated costs and Expenses of the Mergers (including any fees and expenses related to the transactions contemplated hereby).

Section 5.14 Capitalization of Merger Sub I and Merger Sub II. The authorized share capital of Merger Sub I consists of 100 shares, $0.0001 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub I is, and at the First Effective Time will be, owned directly by Parent. The authorized equity capital of Merger Sub II consists of 100% of the limited liability company interests of Merger Sub II, all of which are validly issued and outstanding. All of the issued and outstanding limited liability company interests of Merger Sub II are, and at the Second Effective Time will be, owned directly by Parent. No Prior Operations of Merger Sub I or Merger Sub II. Merger Sub I and Merger Sub II were formed solely for the purpose of effecting the Mergers and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.15 Share Ownership. Neither Parent nor Merger Sub I or Merger Sub II owns (beneficially or otherwise) any Company Common Stock or other Equity Interests in the Company or any options, warrants or other rights to acquire Company Common Stock or other Equity Interests in the Company (or any other economic interest through derivative securities or otherwise in the Company).

Section 5.16 Brokers. Except for those Persons set forth in Section 5.16 of the Parent Disclosure Letter, no broker, finder, financial advisor, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s, advisory or similar fee or commission in connection with the Mergers or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.17 Tax Matters.

(a) Parent and its Subsidiaries have duly and timely filed or caused to be filed all income and other material Tax Returns required to be filed by or with respect to any of them (taking into account applicable extensions); (ii) each of such filed Tax Returns (taking into account all amendments thereto) is true and complete in all material respects; (iii) all income and other material Taxes due and owing by Parent and its Subsidiaries (whether or not shown to be due on any Tax Returns) have been timely paid in full; (iv) neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any income or other material Tax Return (other than automatically granted extensions of time to file Tax Returns obtained in the ordinary course of business); and (v) no claim has ever been made in writing by a Governmental Authority in a jurisdiction where Parent or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b) (i) Neither Parent nor any of its Subsidiaries has received written notice of any audit, assessment, examination or other Action from any Taxing Authority and there are no pending or, to the Knowledge of Parent, threatened audits, assessments, examinations or other Actions from any Taxing Authority, in each case, in respect of material Taxes of Parent or any of its Subsidiaries, which have not been fully paid or settled; (ii) there are no Liens for material Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens; (iii) neither Parent nor any of its Subsidiaries has granted any waiver or extension of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax, nor has any request been made in writing for any such extension or waiver which extension or waiver is currently in effect; and (iv) no deficiencies for material Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Taxing Authority, which have not been fully paid or settled.

(c) For U.S. federal income Tax purposes, Merger Sub II is and has always been “disregarded as an entity separate from its owner” as such phrase is used in Treasury Regulations Section 301.7701-2(c)(2)(i). Neither Parent nor any of its Subsidiaries knows of any fact relating to Parent or the Merger Subs, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

Section 5.18 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article V and the certificate delivered by Parent pursuant to Section 7.3(c), none of Parent, any of its Affiliates or any other Person on behalf of Parent or any of its Affiliates makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or with respect to any other information provided to the Company or its Affiliates or Representatives in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement. Parent, Merger Sub I and Merger Sub II each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and in the certificate delivered by the Company pursuant to Section 7.2(e), (a) neither the Company, any of its Subsidiaries nor any of their respective Representatives makes, or has made, any representations or warranties relating to the Company, the Company’s Subsidiaries or the businesses of the Company or its Subsidiaries or otherwise in connection with the Mergers, except for those expressly set forth in this Agreement or in such certificate, (b) none of Parent, Merger Sub I, Merger Sub II, or their Affiliates is relying on any representation or warranty of the Company, its Subsidiaries or Affiliates, including any representation or warranty with respect to any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub I, Merger Sub II or any of their Affiliates or Representatives, except, in each case, for those expressly set forth in this Agreement or in such certificate, and (c) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company or any of its Subsidiaries or the businesses of the Company or its Subsidiaries or otherwise in connection with this Agreement or the Mergers, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub I, Merger Sub II or their Affiliates as having been authorized by such party. Nothing in this Section 5.18 shall impact any rights of any party to this Agreement in respect of fraud with respect to the representations and warranties made by the Company in this Agreement.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company Pending the First Merger. The Company covenants and agrees that, between (and including) the date of this Agreement and the earlier of the First Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as (a) may be required by Law, (b) may be consented to in advance in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), (c) may be expressly required or permitted pursuant to this Agreement or (d) set forth in the corresponding subsection of Section 6.1 of the Company Disclosure Letter, the Company (x) shall, and shall cause each of its Subsidiaries to use reasonable best efforts to, conduct its business and the business of its Subsidiaries in the ordinary course of business consistent with past practice, and to the extent consistent therewith, the Company shall use its reasonable best efforts to preserve in all material respects the components and assets of its current business organization and its present relationships with key customers, suppliers, employees and other Persons with which it has material business relations; and (y) shall not, and shall not permit any of its Subsidiaries to:

(a) amend, modify, waive, rescind or otherwise change the Company Charter or the Company Bylaws (or the comparable organizational or governing documents of any of its Subsidiaries);

(b) (A) split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other Equity Interests or rights, other than repurchases of shares of Company Common Stock or acquisitions of Equity Interests in connection with the exercise, vesting or settlement of Company Equity Awards that are outstanding as of the date hereof or (B) enter into any agreement with respect to the voting of Company Common Stock or other securities or the capital stock or other securities of a Subsidiary of the Company;

(c) issue, sell, pledge, dispose, transfer, encumber or grant any shares of its or its Subsidiaries’ capital stock or other Equity Interests, or any options, restricted stock units, restricted stock awards, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or Equity Interests except for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries; provided, however, that the Company may issue shares of Company Common Stock upon the exercise, vesting or settlement of Company Equity Awards that are outstanding as of the date hereof;

(d) authorize, declare, set aside, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other Equity Interests, other than dividends paid by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

(e) except as required under the terms of a Company Benefit Plan, collective bargaining agreement or applicable Law, in each case, as in effect on the date hereof, (i) increase, or promise to increase, or accelerate the vesting or timing of payment of, the compensation payable or to become payable or benefits provided or to be provided to any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries, except (A) with respect to employees whose annual base salary/hourly wage rate is less than $200,000, for increases in salary or hourly wage rates in the ordinary course of business consistent with past practice, and (B) in connection with hiring of employees or promotions of existing employees, in either case, whose annual base salary/hourly wage rate is less than $200,000; (ii) establish, adopt, renew, enter into, materially amend or terminate any Company Benefit Plan (or any arrangement which, if in existence as of the date hereof, would constitute a Company Benefit Plan), other than changes to welfare benefits in the ordinary course of business consistent with past practice that would not materially increase their aggregate cost following the Closing; (iii) enter into, adopt, renew, materially amend or terminate any collective bargaining, works council, or other collective labor agreement with any labor union, works council or similar employee representative body, or recognize any labor union, works council or similar employee representative body as a bargaining (or similar employee) representative; or (iv) hire, terminate (other than for cause), promote, demote or change the employment status or title of any employee, individual consultant or other individual service provider who is or upon hiring or promotion will become an employee of the Company whose annual base salary is in excess of $300,000 or who is an executive officer of the Company (within the meaning of Rule 3b-7 of the Exchange Act);

(f) grant, or promise to grant, confer, award, extend the exercisability of or, except as required under the terms of a Company Benefit Plan in effect as of the date hereof, accelerate the vesting of any Company Equity Awards or any other equity-based compensation award under a Company Equity Plan, except as contemplated by the terms of this Agreement;

(g) acquire (including by merger, consolidation, or acquisition of stock or assets), except in respect of any merger, consolidation, business combination among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, any Equity Interest in or material amount of assets of any Person, business or division thereof, or make any loan, advance or capital contribution to, or investment in, any Person, business or division thereof (other than the Company or any wholly owned Subsidiary of the Company), or sell, lease, license or otherwise subject to a Lien other than a Permitted Lien or otherwise dispose of any material tangible properties, rights (excluding Intellectual Property) or assets of the Company or its Subsidiaries other than (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) pursuant to agreements in effect prior to the execution of this Agreement, or (iii) entered into after the date hereof in the ordinary course of business with total consideration not exceeding $2,500,000;

(h) sell, lease, license (other than any nonexclusive licenses granted in the ordinary course of business consistent with past practice), dedicate to the public or subject to a Lien other than a Permitted Lien any material Company Intellectual Property, except pursuant to transactions solely among the Company and its wholly-owned Subsidiaries or solely among wholly-owned Subsidiaries of the Company;

(i) (i) incur, or amend in any material respect the terms of, any indebtedness for borrowed money, or create, assume, issue, guarantee or otherwise become liable for any such indebtedness for any Person, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, except in each case (x) solely between or among the Company and/or its wholly owned Subsidiaries, (y) in the ordinary course of business, or (z) pursuant to the WF Credit Agreement (as in effect on the Closing Date);

(j) implement any employee layoffs that would require notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign state or local Law;

(k) (i) modify, amend or terminate (other than in accordance with its terms) (A) any Company Permit, (B) any Company Material Contract, or (C) any Real Property Leases, except in the ordinary course of business consistent with past practice, or (ii) enter into, modify, amend, renew or terminate any Contract which has payments of $3,000,000 or more or which if so entered into, modified, amended or terminated would (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(l) fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any Company Registered IP other than in the ordinary course of business regarding Company Registered IP that is not material to the conduct of the business by the Company or its Subsidiaries, or intentionally disclose or intentionally fail to maintain any material trade secrets included in the Company Intellectual Property;

(m) make any material change to its methods of accounting in effect at October 31, 2024, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company Financial Statements in compliance with GAAP or (iii) as required by a change in applicable Law;

(n) enter into, materially amend or terminate any transaction with any current Company Related Party other than compensation and benefits payable in the ordinary course of business and which are permitted by Section 6.1(e);

(o) implement any material new policies or practices (or make any material changes to existing policies or practices) with respect to equity, interest rate, currency or commodity derivatives or hedging transactions;

(p) except as contemplated by this Agreement, with respect to the Company and its Subsidiaries, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(q) commence, settle or compromise or otherwise voluntarily resolve any Action, except in the ordinary course of business and except for any Action for which the amount in controversy does not exceed $500,000 individually and $1,000,000 in the aggregate, provided in each case in which the Company or its Subsidiaries is defending against an Action, in whole or in part, that any such settlement, compromise or resolution made pursuant to this Section 6.1(q) (a) includes a full and complete release for the Company and any of its Subsidiaries of any additional liability arising from such Action, (b) does not involve the imposition of injunctive relief against the Company or any of its Subsidiaries or the Surviving Entity following the Effective Time, and (c) does not provide for any admission of material liability by the Company or any of its Subsidiaries other than the payment to be made to settle, compromise or resolve the Action;

(r) take any action that would reasonably be expected to, or is intended to, materially delay, impede or prevent the consummation of the Mergers and the other transactions contemplated by this Agreement on or before the Termination Date;

(s) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that, individually or in the aggregate, are in excess of $500,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, as provided to Parent, or delay any material capital expenditures;

(t) waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice;

(u) cancel any material insurance policies, fail to renew any material insurance policies upon expiration, or maintain insurance at less than current levels in a manner inconsistent with past practice;

(v) other than in the ordinary course of business and consistent with past practice, engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404;

(w) grant any material refunds, credits, rebates or other allowances by the Company to any customer or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(x) enter into any new line of business;

(y) (i) make, change or revoke any material Tax election, (ii) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (iii) change any annual Tax accounting period, adopt or change any material method of Tax accounting, (iv) amend any material Tax Return, (v) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any material Tax, (vi) surrender any right to claim or make a claim for a material Tax refund, or (vii) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

(z) agree, or permit any of its Subsidiaries to agree, in writing or otherwise, to resolve or enter into any agreement to do any of the foregoing.

Section 6.2 Conduct of Business by Parent Pending the Mergers. Parent covenants and agrees that, between (and including) the date of this Agreement and the earlier of the First Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as (a) may be required by Law, (b) may be consented to in advance in writing by the Company (which consent will not be unreasonably withheld, conditioned or delayed), (c) may be expressly required or permitted pursuant to this Agreement or (d) set forth in the corresponding subsection of Section 6.2 of the Parent Disclosure Letter, Parent (x) shall, and shall cause each of its Subsidiaries to use reasonable best efforts to, conduct its business and the business of its Subsidiaries in the ordinary course of business consistent with past practice, and to the extent consistent therewith, Parent shall use its reasonable best efforts to preserve in all material respects the components and assets of its and its Subsidiaries’ current business organization and its present relationships with key customers, suppliers, employees and other Persons with which it or its Subsidiaries have material business relations; and (y) shall not, and shall not permit any of its Subsidiaries to

(a) amend, modify, waive, rescind or otherwise change the Parent Organizational Documents;

(b) split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other Equity Interests or rights, other than repurchases of shares of Parent Shares in connection with the exercise, vesting or settlement of any equity awards of Parent;

(c) shall not declare, authorize, set aside or pay any dividend or other distribution payable in cash, stock or property or otherwise with respect to Parent’s capital stock;

(d) shall not adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring or recapitalization of Parent;

(e) make any material change to its methods of accounting in effect at October 31, 2025, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company Financial Statements in compliance with GAAP or (iii) as required by a change in applicable Law;

(f) take any action that would reasonably be expected to, or is intended to, materially delay, impede or prevent the consummation of the Mergers and the other transactions contemplated by this Agreement on or before the Termination Date; or

(g) agree, or permit any of its Subsidiaries to agree, in writing or otherwise, to resolve or enter into any agreement to do any of the foregoing.

Section 6.3 Preparation of the Joint Proxy Statement/Prospectus; Stockholders’ Meetings.

(a) Parent and the Company shall cooperate in preparing, and as promptly as reasonably practicable (and shall use their respective reasonable best efforts to, unless agreed otherwise, file the Joint Proxy Statement/Prospectus and the Form S-4 within seventy-five (75) days) after the date hereof. The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4. Subject to Section 6.6, Section 6.7 and the other applicable terms of this Agreement, the Joint Proxy Statement/Prospectus shall reflect the Company Recommendation and the Parent Recommendation and also include (and the Company represents that it will have obtained at the relevant time all necessary consents of Company Financial Advisor to permit the Company to include in the Joint Proxy Statement/Prospectus), in its entirety, the Fairness Opinion, together with a summary thereof. Each of the parties shall use reasonable best efforts, and the Company shall cooperate (including by causing its Subsidiaries, Representatives and controlled Affiliates to cooperate) with Parent, to have the Form S-4 declared effective by the SEC or otherwise become effective pursuant to the Securities Act pursuant to SEC guidance, and to keep the Form S-4 effective through the Closing in order to consummate the Mergers and the transactions contemplated hereby. Parent shall also use its reasonable best efforts to take any action required to be taken under any applicable state securities Laws in connection with the issuance and reservation of Parent Shares in the First Merger, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective stockholders, members or other holders of a beneficial interest in their Equity Interests, as may be reasonably requested in connection with any such action. To the extent not prohibited by Law, (i) each of Parent and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Joint Proxy Statement/Prospectus, Form S-4, Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or their respective Subsidiaries to the SEC, NASDAQ, or pursuant to any state securities or Blue Sky laws, in connection with the Mergers and the other transactions contemplated hereby (collectively, the “Filing Documents”), (ii) each of Parent or the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments from the SEC or advise of any oral comments or any request from the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus or the Form S-4, and (iii) Parent and the Company shall cooperate and provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 or any Filing Document prior to filing such with the SEC, NASDAQ, or pursuant to any state securities or Blue Sky laws (provided, that without limiting the foregoing, no amendment or supplement to the Joint Proxy Statement/Prospectus shall be made without the approval of both the Company and Parent, which approval shall not be unreasonably withheld, conditioned or delayed), and shall give reasonable and good faith consideration to any comments thereon made by the other party or its counsel.

(b) Each of Parent and the Company shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders as of the record date established for their respective Stockholders’ Meetings as promptly as practicable after the Form S-4 is declared effective under the Securities Act. If, at any time prior to each such Stockholders’ Meeting, any information relating to the Company, Parent, Merger Sub I, Merger Sub II or any of their respective Affiliates, officers or directors is discovered by the Company, Parent, Merger Sub I or Merger Sub II which should be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus or the Form S-4, so that the Joint Proxy Statement/Prospectus or the Form S-4 (or any amendment or supplement thereto) shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement containing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Parent and the Company, respectively.

(c) Promptly after the execution of this Agreement, the Company will conduct a broker search in anticipation of the Company Stockholders’ Meeting in compliance with SEC Rule 14a-13, assuming the earliest record date practicable and, from time to time, conduct additional broker searches as reasonably requested by Parent or as reasonably necessary to comply with the following sentence. The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders, for the purpose of obtaining the Requisite Company Stockholder Approval and the Company Stockholder Advisory Vote (the “Company Stockholders’ Meeting”) as soon as practicable following the declaration of effectiveness of the Form S-4 by the SEC (and in any event within forty-five (45) calendar days after such declaration). The record date for the Company Stockholders’ Meeting shall be determined by the Company with prior consultation with Parent; provided, that the Company shall not change the date of (or the record date for), postpone or adjourn the Company Stockholders’ Meeting without the consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that the Company shall (i) be entitled to postpone or adjourn the Company Stockholders’ Meeting if the Company or Parent files an amendment or supplement to the Joint Proxy

Statement/Prospectus or Form S-4 in accordance with Section 6.3(b), and the Company Board determines in good faith after consultation with outside counsel that the failure to postpone or adjourn the Company Stockholders Meeting in response to such filing would be inconsistent with applicable Law, (ii) be entitled to postpone or adjourn the Company Stockholders’ Meeting if Parent has postponed or adjourned the Parent Stockholders’ Meeting in accordance with this Section 6.3, until the date on which the Parent Stockholders’ Meeting is held and (iii) postpone or adjourn the Company Stockholders’ Meeting on one or more occasions if so requested by Parent if, on the date for which the Company Stockholders’ Meeting is then scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Requisite Company Stockholder Approval, whether or not a quorum is present; provided, further, that in the case of clauses (i) or (ii), the Company Stockholders’ Meeting shall not be postponed or adjourned for more than twenty (20) Business Days in total from the originally scheduled date of the Company Stockholders’ Meeting without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Nothing contained in this Agreement shall be deemed to relieve the Company of its obligations to submit this Agreement to its stockholders for a vote on the adoption thereof.

(d) The Company Board shall, except in the case of an Adverse Recommendation Change made in accordance with the terms and conditions of this Agreement, recommend the adoption of this Agreement by the Company stockholders to the effect as set forth in Section 4.3(b), and, subject to Section 6.6, shall use reasonable best efforts to solicit the Requisite Company Stockholder Approval. Notwithstanding any Adverse Recommendation Change in compliance with Section 6.6, this Agreement shall be submitted to the Company’s stockholders at the Company Stockholders’ Meeting for a vote on the approval and adoption thereof, and nothing contained herein shall be deemed to relieve the Company of such obligation. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with Section 8.1, the Company agrees that its obligations pursuant to this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Competing Proposal or the making of any Adverse Recommendation Change. The Company shall, upon the reasonable request of Parent, during the last seven (7) Business Days prior to the date of the Company Stockholders’ Meeting, request its proxy solicitor to advise Parent at least one (1) time each Business Day as to the aggregate tally of proxies received by the Company with respect to the Requisite Company Stockholder Approval. Without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), and except as required by applicable Law or the rules and regulations of NASDAQ the adoption of this Agreement, the Company Stockholder Advisory Vote and the transactions contemplated hereby (including the Mergers) shall be the only matter (other than procedural matters) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders’ Meeting.

(e) Promptly after the execution of this Agreement, Parent will conduct a broker search in anticipation of the Parent Stockholders’ Meeting in compliance with SEC Rule 14a-13, assuming the earliest record date practicable and, from time to time, conduct additional broker searches as reasonably requested by the Company or as reasonably necessary to comply with the following sentence. Parent shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders, for the purpose of obtaining the Requisite Parent Stockholder Approval (the “Parent Stockholders’ Meeting” and together with the Company

Stockholders’ Meeting, the “Stockholders’ Meetings”) as soon as practicable following the declaration of effectiveness of the Form S-4 by the SEC (and in any event within forty-five (45) calendar days after such declaration). The record date for the Parent Stockholders’ Meeting shall be determined by Parent with prior consultation with the Company; provided, that Parent shall not change the date of (or the record date for), postpone or adjourn the Parent Stockholders’ Meeting without the consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that Parent shall (i) be entitled to postpone or adjourn the Parent Stockholders’ Meeting if the Company or Parent files an amendment or supplement to the Joint Proxy Statement/Prospectus or Form S-4 in accordance with Section 6.3(b), and the Parent Board determines in good faith after consultation with outside counsel that the failure to postpone or adjourn the Parent Stockholders’ Meeting in response to such filing would be inconsistent with applicable Law, (ii) be entitled to postpone or adjourn the Parent Stockholders’ Meeting if the Company has postponed or adjourned the Company Stockholders’ Meeting in accordance with this Section 6.3, until the date on which the Company Stockholders’ Meeting is held and (iii) postpone or adjourn the Parent Stockholders’ Meeting on one or more occasions if so requested by the Company if, on the date for which the Parent Stockholders’ Meeting is then scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Shares to obtain the Requisite Parent Stockholder Approval, whether or not a quorum is present; provided, further, that in the case of clauses (i) or (ii), the Parent Stockholders’ Meeting shall not be postponed or adjourned for more than twenty (20) Business Days in total from the originally scheduled date of the Parent Stockholders’ Meeting without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Nothing contained in this Agreement shall be deemed to relieve Parent of its obligations to submit this Parent Share Issuance to its stockholders for a vote on the adoption thereof.

(f) The Parent Board shall, except in the case of a Parent Adverse Recommendation Change made in accordance with the terms and conditions of this Agreement, recommend the approval of the Parent Share Issuance by Parent’s stockholders, and, subject to Section 6.7, shall use reasonable best efforts to solicit the Requisite Parent Stockholder Approval. Notwithstanding any Parent Adverse Recommendation Change in compliance with Section 6.7, the Parent Share Issuance shall be submitted to Parent stockholders at the Parent Stockholders’ Meeting for a vote on the approval and adoption thereof, and nothing contained herein shall be deemed to relieve Parent of such obligation. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with Section 8.1, Parent agrees that its obligations pursuant to this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent or any other person any of the facts related to any Parent Intervening Event or the making of any Parent Adverse Recommendation Change. Parent shall, upon the reasonable request of the Company, during the last seven (7) Business Days prior to the date of the Parent Stockholders’ Meeting, request its proxy solicitor to advise the Company at least once each Business Day as to the aggregate tally of proxies received by Parent with respect to the Requisite Parent Stockholder Approval. Without the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned), and except as required by applicable Law or the rules and regulations of NASDAQ, the Parent Share Issuance shall be the only matter (other than procedural matters) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders’ Meeting.

Section 6.4 Appropriate Action; Consents; Filings.

(a) In accordance with the terms and subject to the conditions of this Agreement (including Section 6.18), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Mergers set forth in Article VII to be satisfied as expeditiously as practicable (and in any event at least five (5) Business Days prior to the Termination Date), including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, Consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any Action by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers, (ii) the obtaining of all other necessary material consents, approvals or waivers from Third Parties (provided, that the Company shall not be required to make or agree to make any payment or accept any conditions or obligations with respect thereto), and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Mergers and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement; provided, however, that the parties shall not be required to contest or defend against (i) any action or proceeding that is instituted to challenge the transactions as violating any Antitrust Law or (ii) any decree, order, judgment, or injunction (whether temporary, preliminary, or permanent) entered, enforced, or attempted to be entered or enforced by any Governmental Authority that would make the transactions illegal or otherwise delay or prohibit the consummation of the transactions. Each of the parties hereto shall (A) promptly (and in no event later than twenty (20) Business Days following the date hereof) make its filings under the HSR Act, and thereafter make any other applications and filings required under the Antitrust Laws of the jurisdictions set forth on Section 6.4 of the Parent Disclosure Letter with respect to the transactions contemplated hereby, including the Mergers, (B) comply at the earliest reasonable practicable date with any request under the HSR Act for additional information, documents or other materials (including responding to any “second request”) received by such party from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or by any other Governmental Authority under any Antitrust Laws in respect of any such filings with respect to the transactions contemplated hereby, including the Mergers and (C) act in good faith and reasonably cooperate with the other party in connection with any such filings and in connection with resolving any investigation or other inquiry of such agency or other Governmental Authority under any Antitrust Laws. In taking the foregoing actions, each of the Company and Parent shall act reasonably and as promptly as practicable.

(b) Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates shall not be required to effect or undertake (or be required to agree or consent to), and, without the prior written consent of Parent, the Company, its Subsidiaries and their respective Affiliates shall not effect to undertake (or be required to agree or consent to) any of the following actions: (i) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, any assets of the Company, Parent, Merger Sub I, Merger Sub II or their respective Affiliates, (ii) terminating, amending or assigning existing relationships and contractual rights and obligations, (iii) requiring Parent, Merger Sub I, Merger Sub II, the Company or any of their respective Affiliates to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any Third Party, (iv) imposing limitations on Parent, Merger Sub I, Merger Sub II, the Company or any of their respective Affiliates with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets, or (v) otherwise offering, proposing, negotiating, agreeing to, committing to or effecting any other remedy, condition, commitment or undertaking of any kind, in each case, if such action would reasonably be expected to be, individually or in the aggregate, material to Parent, the Surviving Company, and their Subsidiaries, taken as a whole.

(c) Notwithstanding anything contained herein but subject to its compliance with the other applicable terms of Section 6.4(c), Parent shall lead all communications and strategy for dealing with any Governmental Authority in connection with any review, challenge or Action under Antitrust Laws. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request, and consult in advance and consider in good faith the views of the other party, in connection with the preparation of any required governmental filings or submissions and any dealings with, and will cooperate in responding to any inquiry from, a Governmental Authority, including (i) promptly informing the other party in writing of such filing, submission or inquiry and providing a copy of any written filing, submission or inquiry, (ii) permit the other party to review in draft any proposed communication to be submitted by it to any Governmental Authority with reasonable time and opportunity to comment, and consult with each other in advance of any in person or telephonic meeting or conference with any Governmental Authority, (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority and (iv) supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. The Company and Parent, in their reasonable determination in consultation with outside counsel, may designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(d) Between the date of this Agreement and the First Effective Time (or the termination of this Agreement in accordance with Section 8.1), Parent shall not (and Parent shall cause its Subsidiaries not to) enter into, agree to, commit to or consummate any agreements, understandings or arrangements for any acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) of any Person, if such acquisition would reasonably be expected to result in a material delay in obtaining, or the failure to obtain, any regulatory approvals required in connection with the transactions contemplated hereby (including the Mergers).

Section 6.5 Access to Information; Confidentiality. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to Parent and its Representatives reasonable access in a manner that does not unreasonably interfere with the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable advance notice throughout the period commencing on the date of this Agreement until the earlier of the First Effective Time and the termination of this Agreement in accordance with Section 8.1, to the properties, offices and other facilities and books and records, and personnel of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to)

furnish promptly to Parent and its Representatives all information (to the extent not publicly available) concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent, Merger Sub I or Merger Sub II if such disclosure would reasonably be expected to violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or violate any attorney-client or other legal privilege; provided, further, that the Company and its Subsidiaries shall use reasonable best efforts to provide as much information as reasonably requested without violating such applicable Law or privilege; provided, further, that, to the extent practicable, the Company will provide Parent with copies of its weekly gross sales reports for fresh avocados at substantially the same time that they are provided to management of the Company; and provided, further, that, notwithstanding the foregoing, the Company shall not be required to provide Parent any competitively sensitive information as determined by the Company in its sole discretion. The Confidentiality Agreement shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder and, if this Agreement is terminated prior to the First Effective Time, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms prior to giving effect to the execution of this Agreement.

Section 6.6 Company Non-Solicitation; Company Change in Recommendation.

(a) Except as provided in Section 6.6(c) and Section 6.6(e), from the date of this Agreement until the earlier of the First Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, the Company shall, and shall cause its Subsidiaries and each of its and their respective directors and officers to, and shall cause its and its Subsidiaries’ other Representatives to, immediately cease and cause to be terminated any and all existing solicitation of, or discussions, communications or negotiations with, any Third Party relating to any Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal, and the Company shall promptly demand (and in any event, within forty-eight (48) hours after the execution of this Agreement) that each Third Party that has previously executed a confidentiality agreement for the purpose of evaluating a potential Competing Proposal promptly destroy all nonpublic information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of such confidentiality agreement and shall remove all access to any data room or electronic materials set up in response to or in connection with any actual or contemplated Competing Proposal from such Third Parties. Except as otherwise provided in Section 6.6(c) and Section 6.6(e), from the date of this Agreement until the earlier of the First Effective Time and the termination of this Agreement in accordance with Section 8.1, the Company shall not, and shall cause its Subsidiaries and each of its and their respective directors and officers not to, and shall cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) initiate, seek, facilitate, solicit or knowingly encourage (including by way of furnishing information or assistance of any kind) the making of any Competing Proposal or take any other action designed or intended to lead to, or that would reasonably be expected to lead to any inquiry with respect to, or the making, submission or public announcement of, any Competing Proposal, (ii) enter into, continue or otherwise participate or engage in negotiations or discussions with (it being understood that the Company may inform Persons of the provisions contained in this Section 6.6), or furnish (or cause to be furnished) any material nonpublic information to, any

Person relating to a Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal, (iii) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Competing Proposal (other than an Acceptable Confidentiality Agreement), (iv) submit to the stockholders of the Company for their approval any Competing Proposal, (v) grant a waiver of or terminate any “standstill” or similar obligation of any Third Party with respect to the Company or any of its Subsidiaries to allow such Third Party to submit a Competing Proposal or (vi) resolve to do, or agree or publicly announce an intention to do, any of the foregoing. The Company shall enforce, shall not release or permit (except to the extent any standstill terminates automatically as a result of execution of this Agreement pursuant to the terms of any confidentiality agreement to which the Company is a party in effect prior to the date hereof) the release of any Person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any standstill or similar provision of, any confidentiality or similar agreement or provision to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights. Without limiting the foregoing, any violation of the restrictions set forth in this Section 6.6 by the Company or any of its Subsidiaries shall be deemed to be a breach of this Agreement, and any violation of the restrictions set forth in this Section 6.6 by any of the Company’s or its Subsidiaries’ Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company, its Subsidiary or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(b) The Company (i) shall promptly (and in any case within twenty-four (24) hours) provide Parent notice (A) of the receipt of any Competing Proposal, which notice shall include a complete and unredacted copy of such Competing Proposal (or a summary of the terms and conditions thereof if not made in writing), and (B) of any inquiries, proposals or offers received by, any requests for information from, or any discussions or negotiations with, the Company, any of its Subsidiaries or any of its or its Subsidiaries’ Representatives concerning a Competing Proposal or proposal that would reasonably be expected to constitute or lead to or result in a Competing Proposal, and disclose the identity of the other party (or parties) and the terms (including any amendments thereto) of such inquiry, offer, proposal, request, discussion or negotiation and, in the case of written materials, provide copies of such materials, (ii) shall substantially concurrently (and in any case within twenty-four (24) hours) make available to Parent all material nonpublic information provided by the Company or any of its Subsidiaries or its or its Subsidiaries’ Representatives to such party but not previously made available to Parent and (iii) shall keep Parent reasonably informed on a prompt basis (and, in any case, within twenty-four (24) hours of any significant development, discussions or negotiations) of the status and material details (including amendments and proposed amendments) of any such Competing Proposal or other inquiry, offer, proposal, request, discussion or negotiation of agreements (including schedules and exhibits thereto) relating to any Competing Proposal exchanged between the Company or its Subsidiaries or any of its or its Subsidiaries’ Representatives in each case thereof, on the one hand, and the Person (or any of its Representatives) making such Competing Proposal, on the other hand).

(c) Notwithstanding anything to the contrary in this Agreement, at any time after the date of this Agreement and prior to the date that the receipt of the Requisite Company Stockholder Approval is obtained at the Company Stockholders’ Meeting, in the event that the Company receives a Competing Proposal from any Person, (i) the Company and its Representatives may contact such Person to clarify or understand the terms and conditions thereof and (ii) the Company and the Company Board and their respective Representatives may engage in negotiations and discussions with, and furnish any information and other access to, any Person making such Competing Proposal and its Representatives or potential sources of financing if the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisors) that (A) such Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (B) the failure to take any of the foregoing actions would be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law; provided that (i) prior to furnishing any material nonpublic information concerning the Company or its Subsidiaries, the Company receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company that would be deemed an “Acceptable Confidentiality Agreement” (as defined below), an executed confidentiality agreement with such Person containing confidentiality terms that are not materially less favorable to the Company than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not contain a standstill provision or otherwise restrict the making, or amendment, of a Competing Proposal (and related communications) to the Company Board (such confidentiality agreement, an “Acceptable Confidentiality Agreement”) and (ii) any such material nonpublic information so furnished in writing shall be furnished to Parent prior to or substantially concurrently with furnishing such information to such third party to the extent it was not previously made available to Parent or its Representatives.

(d) Except as otherwise provided in Section 6.6(e), the Company Board shall not (i) (A) withdraw, withhold, qualify or modify, or publicly propose to withdraw, withhold, qualify or modify, the Company Recommendation, (B) adopt, approve, authorize, declare advisable, endorse or recommend, or publicly propose to adopt, approve, authorize, declare advisable, endorse or recommend, to the Company’s stockholders any Competing Proposal, (C) if any Competing Proposal is publicly announced, fail to publicly recommend against such Competing Proposal or fail to publicly reaffirm the Company Recommendation, in each case within ten (10) Business Days after Parent so requests in writing, (D) in the event a tender offer that constitutes a Competing Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Proposal, or (E) fail to include the recommendation of the Company Board in favor of approval and adoption of this Agreement and the First Merger in the Joint Proxy Statement/Prospectus (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) adopt, approve, authorize or recommend, or propose to adopt, approve, authorize or recommend, or allow the Company or any of its Subsidiaries or any of their respective Representatives to execute, approve or enter into, any letter of intent, memorandum of understanding, joint venture agreement, partnership agreement, share or asset purchase agreement, definitive merger agreement, or any other similar agreement (A) with respect to any Competing Proposal or (B) that would reasonably be expected to lead to a Competing Proposal (other than an Acceptable Confidentiality Agreement as permitted by and in compliance with Section 6.6(c)).

(e) Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Requisite Company Stockholder Approval, the Company Board may (A) make an Adverse Recommendation Change or (B) terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal, in either case, subject to the requirements of this Section 6.6(e), only if (i) the Company Board (A) determines that an Intervening Event has occurred and is continuing and (B) determines in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law or (ii) the Company has received a bona fide written Competing Proposal (which is not withdrawn) that the Company Board (A) has determined in good faith (after consultation with its outside legal counsel and financial advisors) constitutes a Superior Proposal, (B) determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and, in the case of clause (ii), provided, that the Company (x) pays, or causes to be paid, to Parent the Termination Fee payable pursuant to Section 8.3(a)(ii) prior to or concurrently with such termination and (y) immediately following or concurrently with such termination, enters into a definitive acquisition agreement that documents the terms and conditions of such Superior Proposal; provided, however, that no Adverse Recommendation Change or termination of this Agreement pursuant to this Section 6.6(e), as applicable, may be made unless and until (x) after the fifth (5th) Business Day following Parent’s receipt of a written notice from the Company advising Parent that the Company Board intends to make an Adverse Recommendation Change or terminate the Agreement, as applicable (a “Notice of Adverse Recommendation” and such five (5) Business Day period, the “Company Notice Period”) and specifying in detail the reasons therefor, including, if the basis of the proposed action by the Company Board is an Intervening Event pursuant to Section 6.6(e)(i), the material facts and circumstances related to such Intervening Event, or if the basis of the proposed action by the Company Board is a Superior Proposal pursuant to Section 6.6(e)(ii), the material terms and conditions of any such Superior Proposal that is the basis of the proposed action, (y) during the Company Notice Period, if requested by Parent, the Company shall have engaged in good faith discussions and negotiations with Parent regarding any adjustment or amendment to this Agreement or any other agreement proposed by Parent with the goal of (A) obviating the need to effect an Adverse Recommendation Change or termination, as applicable or (B) causing such Competing Proposal to no longer constitute a Superior Proposal, as applicable, and (z) the Company Board shall have considered in good faith any proposed adjustments or amendments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Parent no later than 11:59 p.m., New York City time, on the last day of the Company Notice Period and shall have determined again in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to make an Adverse Recommendation Change or termination pursuant to Section 6.6(e)(i) or Section 6.6(e)(ii), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law. Any material change in facts with respect to such Intervening Event or amendment to the financial terms or any other material amendment of such Superior Proposal shall, in each case, require a new Notice of Adverse Recommendation and the Company shall be required to comply again with the requirements of this Section 6.6(e) with respect to such new written notice, and a new Company Notice Period pursuant to this Section 6.6(e) shall commence, except that the five (5) Business Day Company Notice Period referenced above shall instead be equal to three (3) Business Days.

(f) Nothing in this Agreement shall restrict the Company or the Company Board from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law with regard to a Competing Proposal (it being agreed that a “stop, look and listen” communication by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change).

(g) For purposes of this Agreement:

(i) “Competing Proposal” shall mean any bona fide written proposal or offer made by any Person (other than Parent, Merger Sub I, Merger Sub II or any of their respective controlled Affiliates) or group of Persons as defined in Section 13(d)(3) of the Exchange Act that, for purposes of evaluating whether such Competing Proposal may constitute a Superior Proposal, did not result from a breach of Section 6.6 of this Agreement, to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer (including a self-tender offer), exchange offer, liquidation, dissolution or similar transaction, or (B) any one or more assets or businesses of the Company and its Subsidiaries that constitute twenty percent (20%) or more of the revenues, earnings or assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, in each case as determined by the Company Board (or any committee thereof) in good faith.

(ii) “Intervening Event” shall mean any change, event, effect, fact, condition or circumstance (other than any change, event, effect, fact, condition or circumstance resulting from a breach of Section 6.6 of this Agreement by the Company) occurring or arising after the date of this Agreement that (A) was not known to or would not reasonably have been expected to be known to or foreseeable by the Company Board as of or prior to the date of this Agreement and which becomes known to the Company Board following the date of this Agreement, (B) does not involve or relate to a Competing Proposal and (C) materially affects the business, assets or operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the following, whether alone or in combination, shall constitute or deemed to contribute to an Intervening Event: (1) any Competing Proposal; (2) the fact, in and of itself, that the Company or Parent meets or exceeds (or fails to meet or exceed) internal budgets or plans or internal or published forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying causes of such performance that are not otherwise excluded from the definition of “Intervening Event” may be taken into account); and (3) changes in the Company’s or Parent’s stock price or the trading volume of the Company’s or Parent’s stock (it being understood that the underlying causes of such changes that are not otherwise excluded from the definition of “Intervening Event” may be taken into account).

(iii) “Superior Proposal” shall mean a bona fide written Competing Proposal as defined in clause (A) or (B) of Section 6.6(g)(i) (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a Third Party that did not result from a breach of Section 6.6 of this Agreement and that the Company Board determines in good faith, after consultation with its legal counsel and financial advisors and taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects or conditions of such Competing Proposal, (A) that is reasonably likely to be consummated if accepted and (B) that contains terms more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by this Agreement (including any changes to the terms of this Agreement to which Parent has committed to the Company in writing in response to such Competing Proposal under the provisions of Section 6.6(e)).

Section 6.7 Parent Change in Recommendation.

(a) Except as otherwise provided in Section 6.7(b), the Parent Board shall not (i) withdraw, withhold, qualify or modify, or propose to withdraw, withhold, qualify or modify, the Parent Recommendation, or (ii) fail to include the Parent Recommendation in the Joint Proxy Statement/Prospectus (any action described in clauses (i) and (ii) being referred to as an “Parent Adverse Recommendation Change”).

(b) Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Requisite Parent Stockholder Approval, the Parent Board may make a Parent Adverse Recommendation Change only if the Parent Board (i) determines that a Parent Intervening Event has occurred and is continuing and (ii) determines in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that no Parent Adverse Recommendation Change may be made unless and until (x) after the fifth (5th) Business Day following the Company’s receipt of a written notice from Parent advising the Company that the Parent Board intends to make a Parent Adverse Recommendation Change (a “Notice of Parent Adverse Recommendation Change” and such five (5) Business Day period, the “Parent Notice Period”) and specifying in detail the reasons therefor, including the material facts and circumstances related to such Parent Intervening Event, (y) during the Parent Notice Period, if requested by the Company, Parent shall have engaged in good faith discussions and negotiations with the Company regarding any adjustment or amendment to this Agreement or any other agreement proposed by the Company with the goal of obviating the need to effect a Parent Adverse Recommendation Change, and (z) the Parent Board shall have considered in good faith any proposed adjustments or amendments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by the Company no later than 11:59 p.m., New York City time, on the last day of the Parent Notice Period and shall have determined again in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to make a Parent Adverse Recommendation Change pursuant to Section 6.7(b) would be inconsistent with the directors’ fiduciary duties under applicable Law. Any material change in facts with respect to such Parent Intervening Event shall, in each case, require a new Notice of Parent Adverse Recommendation Change and Parent shall be required to comply again with the requirements of this Section 6.7(b) with respect to such new written notice, and a new Parent Notice Period pursuant to this Section 6.7(b) shall commence, except that the five (5) Business Day Parent Notice Period referenced above shall instead be equal to three (3) Business Days.

(c) Nothing in this Agreement shall restrict Parent or the Parent Board from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law (it being agreed that a “stop, look and listen” communication by the Parent Board to the Parent’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Parent Adverse Recommendation Change).

(d) For purposes of this Agreement, a “Parent Intervening Event” shall mean any change, event, effect, fact, condition or circumstance (other than any change, event, effect, fact, condition or circumstance resulting from a breach of Section 6.7 of this Agreement by Parent) occurring or arising after the date of this Agreement that (A) was not known to or would not reasonably have been expected to be known to or foreseeable by the Parent Board as of or prior to the date of this Agreement and which becomes known to the Parent Board following the date of this Agreement, and (B) materially affects the business, assets or operations of Parent and its Subsidiaries, taken as a whole; provided, that none of the following, whether alone or in combination, shall constitute or deemed to contribute to a Parent Intervening Event: (1) the fact, in and of itself, that the Company or Parent meets or exceeds (or fails to meet or exceed) internal budgets or plans or internal or published forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying causes of such performance that are not otherwise excluded from the definition of “Parent Intervening Event” may be taken into account); and (2) changes in the Company’s or Parent’s stock price or the trading volume of the Company’s or Parent’s stock (it being understood that the underlying causes of such changes that are not otherwise excluded from the definition of “Parent Intervening Event” may be taken into account).

Section 6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) For six years after the First Effective Time, Merger Sub II shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted by applicable Law and the Company Charter and Company Bylaws, indemnify, defend and hold harmless each current or former director or officer of the Company or any of the Company’s Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the First Effective Time (and whether asserted or claimed prior to, at or after the First Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries (the “Indemnified Liabilities”) and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the approval of this Agreement and the First Merger or the transactions contemplated hereby, whether asserted or claimed prior to, at or after the First Effective Time. In the event of any such Indemnified Liability (whether or not asserted before the First Effective Time), the Surviving Company shall pay the reasonable fees and expenses of counsel promptly and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred in each case to the extent provided in the Company

Charter, Company Bylaws and any indemnification agreements of the Company (that are set forth on Section 6.8(c) of the Company Disclosure Letter, complete copies of which have been made available to Parent prior to the date hereof) in effect on the date of this Agreement (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under applicable Law).

(b) The Company shall be permitted to, prior to the First Effective Time, and if the Company fails to do so, Merger Sub II shall, and Parent shall cause the Surviving Company to, obtain and fully pay the premium for a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy that provides coverage for a period of six (6) years from and after the First Effective Time for events occurring prior to the First Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability and fiduciary liability insurance policies; provided, that in no event shall the premium of the D&O Insurance exceed 300% of the then current aggregate annual premium of the Company’s existing policies in place at the First Effective Time. If the Company and Merger Sub II for any reason fail to obtain such “tail” insurance policy as of the First Effective Time, Merger Sub II shall, and Parent shall cause the Surviving Company to, continue to maintain in effect for a period of at least six (6) years from and after the First Effective Time (and for so long thereafter as any claims brought before the end of such six (6) year period thereunder are being adjudicated) the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or Merger Sub II shall, and Parent shall cause the Surviving Company to, purchase comparable D&O Insurance for such six (6) year period (and for so long thereafter as any claims brought before the end of such six (6) year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement.

(c) For not less than six (6) years from and after the First Effective Time, the certificate of formation and operating agreement of the Surviving Company shall contain provisions no less favorable to the intended beneficiaries thereof with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the First Effective Time than are currently set forth in the Company Charter and the Company Bylaws. The contractual indemnification rights in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any of its Subsidiaries that have been made available to Parent prior to the date hereof and are set forth on Section 6.8(c) of the Company Disclosure Letter shall be assumed by the Surviving Company, without any further action, and Parent hereby assumes, effective as of the First Effective Time, such contractual indemnification obligations. Such contractual indemnification obligations shall continue in full force and effect in accordance with their terms following the First Effective Time.

(d) In the event that Parent or the Surviving Company or any of their successors or assigns shall (i) consolidate with or merge or amalgamate into any other Person and shall not be the continuing or surviving company or entity of such consolidation, merger or amalgamation or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause the successor or assign of Parent, the Surviving Company or such transferee of all or substantially all of its or their properties and assets, as the case may be, to assume the obligations set forth in this Section 6.8.

(e) The Indemnified Parties are third-party beneficiaries of this Section 6.8. The provisions of this Section 6.8 shall survive the Mergers and are intended to be for the benefit of, and enforceable by, each Indemnified Party and his or her successors, heirs or representatives. The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other applicable rights such Indemnified Party may have under the respective organizational documents of the Company or any of its Subsidiaries or the Surviving Company, any other indemnification arrangement, applicable Law or otherwise.

Section 6.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Mergers or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the transactions contemplated hereby, (b) any Action commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to this Agreement, the Mergers or the transactions contemplated hereby, and (c) any breach by such party of any representation, warranty, covenant or agreement contained in this Agreement that would reasonably be expected to, individually or in the aggregate, result in a failure of a condition set forth in Section 7.2 or Section 7.3, as applicable, if continuing on the Closing Date.

Section 6.10 Public Announcements. Except as otherwise contemplated by Section 6.6 or Section 6.7, prior to the First Effective Time, the Company, Parent, Merger Sub I and Merger Sub II shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties or their respective Affiliates shall issue any such press release or make any such public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto (in which case the disclosing party shall use its reasonable best efforts to consult with the other party prior to such disclosure) or is consistent with prior communications previously consented to by the other parties or otherwise permitted to be disclosed pursuant to this section.

Section 6.11 Employee Benefits.

(a) Employees of the Company or its Subsidiaries (i) who are not employed by Subsidiaries of the Company performing services outside of the United States or (ii) who are covered by a collective bargaining agreement, and who remain employees of Parent, the Surviving Company or any of their Subsidiaries following the Second Effective Time are hereinafter referred to as the “Continuing Employees”. Except as set forth in Section 6.11(a) of the Company Disclosure Letter, during the period commencing at the Second Effective Time and ending on the first anniversary of the Closing Date, Parent shall, or shall cause the Surviving Company or any of their respective Affiliates to, provide each Continuing Employee during his or her continued employment with Parent, the Surviving Company or any of their Subsidiaries with: (i) an annual base salary or wage rate (as applicable) and (ii) health and retirement benefits that are, substantially comparable in the aggregate to the annual base salary or wage rate (as applicable) and health and retirement benefits provided either (x) to such Continuing Employee immediately prior to the First Effective Time or (y) by Parent and its Subsidiaries to its similarly situated employees following Closing, as determined by Parent in its sole discretion. For clarity, the commitments contained in this Section 6.11(a) shall exclude equity or equity-based arrangements, change in control, severance, retention or similar benefits, supplemental retirement arrangements, deferred compensation arrangements, retiree health and welfare benefits or defined benefit pension plans, incentives and bonuses. During the period commencing at the Second Effective Time and ending on the first anniversary of the Closing Date, Parent shall, and shall cause the Surviving Company and its Subsidiaries to, (i) with respect to any employee of the Company or any of its Subsidiaries providing services in Mexico, maintain employee compensation, benefits and employment conditions in accordance with such Laws and pay any mandatory severance, indemnities or other amounts required under applicable Mexican Law, and (ii) comply with the terms of any collective bargaining agreement with respect to those employees of the Company or its Subsidiaries who are subject to such collective bargaining agreement. Parent shall implement, for a period commencing as of the Closing and ending on the first anniversary of the Closing Date, a severance plan providing Continuing Employees with severance protection in the case of a termination by the Surviving Company (or its Affiliate employing such Continuing Employee) without “cause” (as determined by the Surviving Company), subject to the terminated Continuing Employee’s timely execution and non-revocation of an effective waiver and release of claims in a form prescribed by the Company, to severance of no less than two (2) weeks of base salary or wage rate, as applicable, for each full year of such Continuing Employee’s employment with the Company and its Affiliates (including the Surviving Company), up to a maximum of twenty-six (26) weeks’ base salary or wage rate, as applicable. No later than two (2) Business Days prior to the First Effective Time, Parent shall deliver to the Company a resolution of the Parent Board evidencing the adoption of such severance plan, together with a certificate of the corporate secretary of Parent certifying as to the due adoption and effectiveness of such severance plan and a copy of such plan.

(b) For purposes of determining eligibility to participate, vesting and entitlement to benefits, where length of service is relevant under any benefit plan or arrangement (including the Parent severance policy referred to in Section 6.11(a)), the Surviving Company or any of their respective Subsidiaries providing benefits to any Continuing Employees after the Second Effective Time (collectively, the “New Plans”), Parent shall, in good faith, use commercially reasonable efforts so that Continuing Employees shall receive service credit for service with the Company and its Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under any benefit plan or arrangement of the Company or any of its Subsidiaries, except to the extent any such service credit would result in the duplication of benefits; provided, that the foregoing shall not apply for benefit accrual purposes under any defined benefit pension plan (whether or not tax-qualified), retiree medical plan or similar New Plans. In addition and without limiting the generality of the foregoing, as applicable: (i) Parent shall, in good faith, use commercially reasonable efforts so that each Continuing Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a corresponding benefit plan or arrangement providing analogous benefits in which such Continuing Employee participated immediately before the First Effective Time (collectively, the “Old Plans”) and (B) such Continuing Employee has satisfied all waiting time and other eligibility requirements, if any, under such Old Plan being replaced by the New Plan (to the extent that such Continuing Employee was not subject to such limitations under the applicable Old Plan(s)), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall, in good faith, use commercially reasonable efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the replacement Old Plan, and (B) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Closing Date to be taken into account under such New Plan for the calendar year in which the Closing Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) If requested in writing by Parent no later than five (5) Business Days prior to the Closing Date, the Company shall adopt written resolutions to terminate, effective as of no later than the day immediately before the Closing Date, any Company Benefit Plan sponsored by the Company or its Subsidiaries that is intended to qualify as a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “Company 401(k) Plan”), and effective immediately prior to the Closing, (i) all participants in any Company 401(k) Plan shall be fully vested in their account balances and (ii) no Continuing Employee or other Person shall have any right thereafter to contribute any amounts to such Company 401(k) Plan based upon compensation earned after the Closing. The Company will provide Parent with a copy of such proposed resolutions terminating such Company 401(k) Plan prior to adoption thereof by the Company Board for Parent’s review and comment and shall deliver evidence to Parent that the Company Board timely approved such resolutions.

(d) Notwithstanding anything in this Section 6.11 to the contrary, nothing in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Company Benefit Plan, New Plan or any other employee benefit plans of the Company or Parent or as a guarantee of employment for any employee of the Company or any of its Subsidiaries, (ii) require Parent to continue to employ any particular Continuing Employee following the Closing Date for any particular period of time or prevent or limit Parent from changing terms and conditions of employment, subject to Parent’s compliance with the express covenants set forth herein, or terminating any Continuing Employee, (iii) subject to Parent’s compliance with the express covenants set forth herein, be construed to prohibit Parent from amending or terminating any employee benefit program or any New Plan, and (iv) create any third-party beneficiary rights in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual).

(e) The Company shall, and shall cause its Subsidiaries to, and Parent shall, reasonably cooperate in satisfying all legal or contractual requirements to provide notice to, or carry out any information and/or consultation procedure with, any employee or groups of employees of the Company or any of its Subsidiaries, or any labor union, labor organization, workers’ association, works council or similar employee representative organization (each, a “Labor Organization”) which is representing any employee of the Company or any of its

Subsidiaries in connection with the transactions contemplated by this Agreement (the “Labor Consultations”). In connection with the Labor Consultations, the Company shall (i) keep Parent fully informed of the status of the Labor Consultations process and shall promptly provide Parent with a true and certified copy of any opinion or statement delivered by an applicable labor or trade union, works council, labor organization or other employee representative, (ii) provide Parent with a reasonable opportunity to review, prior to distribution, any communications delivered to any Labor Organization and consider in good faith Parent’s reasonable comments thereon and (iii) use reasonable best efforts to refrain from, and to cause its Affiliates to refrain from, doing anything that is reasonably likely to prejudice the expeditious completion of any of the Labor Consultations.

Section 6.12 Financing Cooperation. The Company shall, and shall cause its Subsidiaries to, at the sole expense of Parent, use its commercially reasonable efforts to provide such cooperation as may be reasonably requested by Parent in connection with any financing of the transactions contemplated by this Agreement.

Section 6.13 No Control of the Company’s Business. Nothing contained in this Agreement shall give Parent, Merger Sub I, Merger Sub II or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the First Effective Time. Prior to the First Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.14 Rule 16b-3 Matters. Prior to the First Effective Time, the Company shall take such further actions, if any, as may be reasonably necessary or appropriate to ensure that (a) the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Parent Shares (including derivative securities related to such stock) resulting from the Mergers and the other transactions contemplated by this Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15 Stock Exchange Matters. Parent shall, and the Company shall cooperate with Parent to, cause the Company’s securities to be delisted from NASDAQ and deregistered under the Exchange Act as soon as practicable following the First Effective Time; provided that such delisting and termination shall not be effective until after the First Effective Time. Prior to the First Effective Time, Parent shall, and the Company shall cooperate with Parent to, use reasonable best efforts to cause the Parent Shares to be issued in the First Merger and such other Parent Shares to be reserved for issuance in connection with the First Merger to be approved for listing on NASDAQ, subject to official notice of issuance.

Section 6.16 Director Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent resignations executed by each director of the Company, in each case, as in office as of immediately prior to the First Effective Time and which such resignations shall be effective upon (and conditioned upon) the First Effective Time.

Section 6.17 Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to the Company, Parent, Merger Sub I, Merger Sub II or the Mergers or the other transactions contemplated by this Agreement, then the Company and Parent shall grant such approvals and take any and all actions necessary to render such statutes inapplicable to the foregoing or so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby.

Section 6.18 Certain Litigation. The Company shall promptly advise Parent of any Action commenced after the date hereof against the Company and/or any of its directors (in their capacity as such) by any Company stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such Action. The Company shall give Parent the opportunity to consult with the Company regarding, or participate in, the defense or settlement of any such Action, and shall give reasonable and good faith consideration to Parent’s advice with respect to such Action. The Company may not enter into any settlement agreement in respect of such Action against the Company and/or its directors or officers relating to this Agreement or any of the other transactions contemplated hereby without Parent’s prior written consent. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.18 and Section 6.1(q), this Section 6.18 will control.

Section 6.19 Tax Treatment.

(a) For U.S. federal income Tax purposes, Parent, Merger Sub I, Merger Sub II and the Company (i) intend this Agreement to meet the requirements of measuring continuity of interest pursuant to Treasury Regulations Section 1.368-1(e)(2)(i), (ii) intend that the Mergers, taken together, qualify for the Intended Tax Treatment, and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code and (iii) shall report the Mergers as a “reorganization” under Section 368(a) of the Code, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) Each of Parent, the Company and their respective Subsidiaries shall use commercially reasonable efforts to cause the Mergers, taken together, to qualify for the Intended Tax Treatment and shall not take (or knowingly fail to take) any action that would reasonably be expected to prevent or impede such qualification. Each of Parent and the Company shall notify the other party promptly after becoming aware of any reason to believe that the Mergers may not qualify for the Intended Tax Treatment.

(c) Notwithstanding anything in this Agreement to the contrary, if the Threshold Percentage (determined without regard to this sentence) is less than 43%, then an amount of cash otherwise payable to the holders of Company Common Stock under this Agreement (other than to holders of Dissenting Shares), equal to the amount of cash that would be necessary to cause the recomputed Threshold Percentage to equal 43%, shall instead be payable to such holders in an equivalent amount of Parent Shares (with each Parent Share valued for this purpose at the Agreed Parent Share Price); provided that cash shall be payable in respect of fractional shares of Parent Common Stock in accordance with Section 3.6. This Section 6.19(c) (including the defined terms used herein) is intended to cause this Agreement to satisfy the requirements of Treasury Regulations Section 1.368-1(e) (treating not less than 40% as a “substantial part” solely for such purpose) and shall be interpreted in a manner consistent therewith.

(d) The parties acknowledge and agree that for purposes of determining the value of Parent Shares to be received by stockholders of the Company pursuant to the transactions contemplated by this Agreement under Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”), (i) the “Safe Harbor Valuation Method” within the meaning of Rev. Proc. 2018-12 will be the Average of the Daily Volume Weighted Average Prices as described in Section 4.01(1) of Rev. Proc. 2018-12; (ii) the “Measuring Period” within the meaning of Section 4.02 of Rev. Proc. 2018-12 will be the thirty (30) consecutive Trading Days ending on (and including) the last Trading Day prior to the date of this Agreement; (iii) the “national securities exchange” within the meaning of Section 3.01(4)(a)(ii) of Rev. Proc. 2018-12 will be NASDAQ; and (iv) the “authoritative reporting source” within the meaning of Section 3.01(4)(a)(ii) of Rev. Proc. 2018-12 will be Bloomberg Finance L.P. The parties further agree that the valuation of Parent Shares by reference to the methodology described in this Section 6.19(d) is intended to qualify for the “Safe Harbor Valuation Method” within the meaning of Section 4.01(1) of Rev. Proc. 2018-12 and no party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required by a change in law after the date hereof or pursuant to a “determination” within the meaning of Section 1313(a) of the Code. For the avoidance of doubt, the Agreed Parent Share Price represents the average of the daily volume-weighted average sales price per share of Parent Shares on NASDAQ, as reported by Bloomberg Finance L.P., determined without regard to after-hours trading or any other trading outside the regular trading session trading hours for each of the Trading Days included in the Measuring Period.

(e) Each of Parent, Merger Sub I, Merger Sub II and the Company shall use its reasonable best efforts and will cooperate in good faith with one another to obtain the tax opinions of counsel referred to in Section 7.2(d) and Section 7.3(d). In connection therewith, Parent shall deliver to Latham & Watkins LLP, counsel to Parent (“Parent’s Counsel”), and Cozen O’Connor, counsel to the Company (“Company’s Counsel”), a representation letter dated as of the Closing Date (and, if requested, dated as of the date the registration statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the registration statement or its exhibits) and signed by an officer of Parent (the “Parent Tax Representation Letter”), and the Company shall deliver to Parent’s Counsel and Company’s Counsel a representation letter dated as of the Closing Date (and, if requested, dated as of the date the registration statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the registration statement or its exhibits) and signed by an officer of the Company (the “Company Tax Representation Letter”); provided that, in each case, the representation letter shall contain such customary representations, warranties and covenants as are reasonably necessary or appropriate to allow each of Parent’s Counsel and Company’s Counsel to provide the opinions of counsel referred to in Section 7.2(d) and Section 7.3(d).

Section 6.20 Payoff Letter Delivery. On or prior to the Closing Date, the Company shall deliver or caused to be delivered to Parent a fully executed copy of a customary payoff letter with respect to the WF Credit Agreement (a “Payoff Letter”), together with UCC-3 financing statements and all other applicable Lien release documentation, in each case, in form and substance reasonably acceptable to Parent (with a draft of such Payoff Letter, UCC-3 financing statements and other Lien release documentation delivered to Parent no fewer than ten (10) Business Days prior to the Closing Date), which Payoff Letter will (a) provide that upon receipt of the applicable payoff amount set forth therein (including any applicable per diem), (i) the WF Credit Agreement and all related loan documents (as applicable) shall be terminated, (ii) all indebtedness and obligations under and in connection therewith shall be repaid in full, and (iii) all Liens (if any) and all guarantees in connection therewith relating to the assets and properties of the Company and its Subsidiaries securing such indebtedness and obligations shall be released and terminated, and (b) provide for the return of all possessory collateral (if any) in connection with such indebtedness (to the extent reasonably practicable, on the Closing Date) and that customary UCC-3 financing statements and other applicable Lien release documentation with respect thereto may be filed or delivered, as applicable.

ARTICLE VII

CONDITIONS TO THE MERGERS

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Mergers are subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company, Parent, Merger Sub I and Merger Sub II at or prior to the First Effective Time of the following conditions:

(a) the Requisite Company Stockholder Approval and the Requisite Parent Stockholder Approval shall have been obtained;

(b) (i) any waiting period applicable to the consummation of the Mergers under the HSR Act, and any commitment to, or agreement with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the Mergers, shall have expired or been terminated or early termination thereof shall have been granted, and (ii) the applicable waiting periods (or any extensions thereof) or clearance, as applicable, under the Antitrust Laws of the jurisdictions set forth on Section 6.4(a) of the Company Disclosure Letter shall have expired, been terminated or been obtained;

(c) no (i) Law or Order shall have been issued, entered, promulgated or enacted that restrains, enjoins, or otherwise prohibits or makes illegal the consummation of the Mergers and remains in force or (ii) injunction, Order or award restraining or enjoining, or otherwise prohibiting, the consummation of the Mergers shall have been issued by any Governmental Authority having jurisdiction over any party and remain in force;

(d) The Parent Shares to be issued in the First Merger and such other Parent Shares to be reserved for issuance in connection with the First Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance; and

(e) The Form S-4 shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remains in effect, and no proceedings for that purpose shall have been initiated or threatened (and not withdrawn) by the SEC.

Section 7.2 Conditions to Obligations of Parent, Merger Sub I and Merger Sub II to Effect the Mergers. The obligations of Parent, Merger Sub I and Merger Sub II to effect the Mergers are, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent not prohibited by Law) waiver by Parent at or prior to the First Effective Time of the following conditions:

(a) (i) the representations and warranties of the Company contained in Section 4.2 (Capitalization) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); (iii) each of the representations and warranties of the Company contained in Section 4.1(a) (Organization and Qualification; Subsidiaries), Section 4.3 (Authority Relative to Agreement), Section 4.4(a)(i) (No Conflict; Required Filings and Consents), Section 4.9(a) (Absence of Certain Changes or Events), Section 4.20 (Vote Required), Section 4.21 (Fairness Opinion), Section 4.22 (Brokers), Section 4.24 (Takeover Statutes), and Section 4.27 (Ownership of Parent Shares) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); and (iv) all other representations and warranties of the Company contained in Article IV of this Agreement, without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) from the date of this Agreement until the Closing Date, no Company Material Adverse Effect shall have occurred;

(c) the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date;

(d) Parent shall have received a tax opinion from Parent’s Counsel, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes the Mergers, taken together, will qualify for the Intended Tax Treatment. In rendering the opinion described in this Section 7.2(d), Parent’s Counsel shall be entitled to rely on the Parent Tax Representation Letter and the Company Tax Representation Letter and such other information as Parent’s Counsel reasonably deems relevant; and

(e) the Company shall have delivered a certificate to Parent, dated as of the Closing Date and duly executed by a senior executive officer (or similar authorized person) of the Company, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c) have been satisfied.

Section 7.3 Conditions to Obligation of the Company to Effect the First Merger. The obligation of the Company to effect the First Merger is, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company at or prior to the First Effective Time of the following conditions:

(a) (i) each of the representations and warranties of Parent, Merger Sub I and Merger Sub II contained in Section 5.1 (Organization and Qualification), Section 5.2 (Capitalization); Section 5.3 (Authority Relative to Agreement); Section 4.4(a)(i) (No Conflict; Required Filings and Consents), Section 5.5 (Vote Required), Section 5.6 (Parent Shares), Section 4.9(a) (Absence of Certain Changes or Events), and Section 5.16 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); and (ii) all other representations and warranties of Parent, Merger Sub I and Merger Sub II contained in Article V of this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent, Merger Sub I and Merger Sub II shall have performed or complied in all material respects with their respective obligations required under this Agreement to be performed or complied with on or prior to the Closing Date; and

(c) Parent shall have delivered a certificate to the Company, dated as of the Closing Date and duly executed by a senior executive officer of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) The Company shall have received a written opinion from Company’s Counsel, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes the Mergers, taken together, will qualify for the Intended Tax Treatment. In rendering the opinion described in this Section 7.3(d), Company’s Counsel shall be entitled to rely on the Parent Tax Representation Letter and the Company Tax Representation Letter and such other information as Company’s Counsel reasonably deems relevant.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the First Effective Time, whether before or after the Requisite Company Stockholder Approval or Requisite Parent Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a) by mutual written consent of each of Parent and the Company; or

(b) by either Parent or the Company, if:

(i) the First Merger shall not have been consummated on or before July 14, 2026 (the “Termination Date”) for any reason; provided that (A) if on such date, the conditions to the Closing set forth in Section 7.1(b) or Section 7.1(c) (where the failure of such condition set forth in Section 7.1(c) to be satisfied is a result of any Law or Order arising under any Antitrust Law) shall not have been satisfied, but all other conditions to the Closing set forth in Article VII shall have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing; provided that such conditions would have been so satisfied if the Closing would have occurred on or before the date of termination), then Parent may, in its sole discretion and upon written notice to the Company prior to the Termination Date, elect to extend the Termination Date for a period of ninety (90) days, and (B) if on such date as extended pursuant to the foregoing clause (A), the conditions to the Closing set forth in Section 7.1(b) or Section 7.1(c) (where the failure of such condition set forth in Section 7.1(c) to be satisfied is a result of any Law or Order arising under any Antitrust Law) shall not have been satisfied, but all other conditions to the Closing set forth in Article VII shall have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing; provided that such conditions would have been so satisfied if the Closing would have occurred on or before the date of termination), then Parent may, in its sole discretion and upon written notice to the Company prior to the Termination Date as extended, elect to extend the Termination Date for an additional period of ninety (90) days; provided further, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party hereto (which shall include, in the case of Parent, Parent, Merger Sub I and Merger Sub II) whose breach of its obligations under this Agreement has been a principal cause of or resulted in the failure of the First Effective Time to occur on or before the date of such termination;

(ii) prior to the First Effective Time, any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by this Agreement, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have complied with its obligations pursuant to Section 6.4; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was principally caused by or resulted from the failure of such party; or

(iii) the Requisite Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon (provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to the Company if the Company’s failure to perform any of its obligations under this Agreement is the principal cause of the failure to obtain the Requisite Company Stockholder Approval);

(iv) the Requisite Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which the Parent Share Issuance and the transactions contemplated hereby have been voted upon (provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to Parent if Parent’s failure to perform any of its obligations under this Agreement is the principal cause of the failure to obtain the Requisite Parent Stockholder Approval); or

(c) by the Company, if:

(i) Parent, Merger Sub I or Merger Sub II shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is not capable of being cured, or is not cured, by Parent, Merger Sub I or Merger Sub II on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent, Merger Sub I or Merger Sub II, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder that would result in Section 7.2(a) or Section 7.2(c) not then being satisfied;

(ii) prior to obtaining the Requisite Company Stockholder Approval, the Company Board (or a committee thereof) shall have determined to terminate this Agreement in order to concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal; provided, that (A) the Company has materially complied with its obligations in Section 6.6 and (B) concurrently with or prior to such termination, the Company pays Parent the Termination Fee payable to Parent pursuant to Section 8.3(a)(ii);

(iii) a Parent Adverse Recommendation Change shall have occurred (whether or not permitted to do so under the terms of this Agreement) or if Parent has materially breached Section 6.7; or

(d) by Parent, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(c), and (B) is not capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent, Merger Sub I or Merger Sub II is then in breach of any of its representations, warranties, covenants or agreements hereunder that would result in Section 7.3(a) or Section 7.3(b) not then being satisfied; or

(ii) An Adverse Recommendation Change shall have occurred (whether or not permitted to do so under the terms of this Agreement) or if the Company has materially breached Section 6.7.

Section 8.2 Effect of Termination. In the event that this Agreement is validly terminated and the Mergers abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages resulting from fraud or willful breach occurring prior to such termination, in which case, the aggrieved party shall be entitled to all remedies available at law or in equity; provided, further, that the Confidentiality Agreement and the provisions of this Section 8.2, Section 8.3, Section 8.6, Article IX and the applicable definitions in Appendix A shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with their respective terms.

Section 8.3 Termination Fees.

(a) The Company shall pay the Termination Fee to Parent if the Agreement is terminated as follows:

(i) If this Agreement is terminated by (x) either the Company or Parent pursuant to Section 8.1(b)(iii) (Requisite Company Stockholder Approval) at a time when this Agreement was terminable by Parent pursuant to Section 8.1(d)(ii) (Adverse Recommendation Change) or (y) Parent pursuant to Section 8.1(d)(ii) (Adverse Recommendation Change), then the Company shall pay the Termination Fee on the second (2nd) Business Day following such termination;

(ii) If this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) (Superior Proposal), then the Company shall pay the Termination Fee concurrently with such termination; and

(iii) (x) If this Agreement is terminated (A) pursuant to Section 8.1(b)(iii) (Requisite Company Stockholder Approval), (B) pursuant to Section 8.1(d)(i) (Company Breach), or (C) pursuant to Section 8.1(b)(i) (Termination Date) (unless if, upon such termination, the conditions to the Closing set forth in Section 7.1(b) or Section 7.1(c) (where the failure of such condition set forth in Section 7.1(c) to be satisfied is a result of any Law or Order arising under any Antitrust Law) shall not have been satisfied, but all other conditions to the Closing set forth in Article VII shall have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing; provided, that such conditions would have been so satisfied if the Closing would have occurred on or before the date of termination)), and (y) in any such case a Competing Proposal shall have been publicly announced or, in the case of a termination pursuant to clause (B) or (C), otherwise communicated to the Company Board (and in each case not withdrawn) after the date of this Agreement and prior to the date of the Company Stockholders’ Meeting, in the case of clause (A), or the date of termination, in the case of clauses (B) and (C) and (z) if within twelve (12) months after the date of such termination, a transaction in respect of such Competing Proposal is consummated or the Company enters into a definitive agreement in respect of such Competing Proposal which is ultimately consummated, then the Company shall pay the Termination Fee on the second (2nd) Business Day following the date of consummation of such transaction (provided, that solely for purposes of this Section 8.3(a)(iii), the term “Competing Proposal” shall have the meaning ascribed thereto in Section 6.6(g)(i), except that all references to 20% shall be changed to 50%).

Any Termination Fee due by the Company under this Section 8.3(a) shall be paid by the Company by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion).

(b) Parent shall pay the Reverse Termination Fee to the Company if the Agreement is terminated as follows:

(i) If (i) the Agreement is terminated pursuant to Section 8.1(b)(i) (Termination Date) or Section 8.1(b)(ii) (Legal Restraint) (with respect to Section 8.1(b)(ii), solely to the extent the applicable Law or Order arises under the HSR Act) and (ii) all of the conditions to Closing set forth in Article VII, other than the conditions to Closing set forth in Section 7.1(b) (Regulatory Approvals) or Section 7.1(c) (Legal Restraint) (with respect to Section 7.1(c), solely to the extent that such Law or Order arises under any Antitrust Law), shall have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing; provided that such conditions would have been so satisfied if the Closing would have occurred on or before the date of termination), then Parent shall pay the Reverse Termination Fee on the second (2nd) Business Day following such termination;

(ii) If this Agreement is terminated by (x) either the Company or Parent pursuant to Section 8.1(b)(iv) (Requisite Parent Stockholder Approval) at a time when this Agreement was terminable by the Company pursuant to Section 8.1(c)(iii) (Parent Adverse Recommendation Change) or (y) the Company pursuant to Section 8.1(c)(iii) (Parent Adverse Recommendation Change), then Parent shall pay the Reverse Termination Fee on the second (2nd) Business Day following such termination; and

Any Reverse Termination Fee due by Parent under this Section 8.3(b) shall be paid by Parent by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion).

(c) Notwithstanding anything to the contrary set forth in this Agreement, (x) Parent’s receipt in full of the Termination Fee pursuant to Section 8.3(a), in circumstances where the Termination Fee is owed pursuant to Section 8.3(a), shall constitute the sole and exclusive monetary remedy of Parent, Merger Sub I, Merger Sub II and Parent’s Subsidiaries against the Company and its Subsidiaries and any of their respective direct or indirect, former or current general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of any breach or failure to perform hereunder giving rise to such termination, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby with respect to such breach or failure to perform; and (y) the Company’s receipt in full of the Reverse Termination Fee pursuant to Section 8.3(b), in circumstances where the Reverse Termination Fee is owed pursuant to Section 8.3(b), shall constitute the sole and exclusive monetary remedy of the Company and its Subsidiaries against Parent, Merger Sub I and Merger Sub II and any of their respective direct or indirect, former or current general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of any breach or failure to perform hereunder giving rise to such termination, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby with respect to such breach or failure to perform; provided, that notwithstanding the foregoing, the Company, Parent, Merger Sub I and Merger Sub II shall be entitled to pursue an injunction, or other appropriate form of specific performance or equitable relief, solely as provided in Section 9.9.

(d) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee and Reverse Termination Fee are not penalties, but are liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such fees are payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if the Company or Parent, as applicable, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in a non-appealable judgment against the other party for the payment of any amount set forth in this Section 8.3, then Parent or the Company, as applicable, shall pay the other party its reasonable costs and expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 8.4 Amendment. This Agreement may not be amended except by mutual written agreement of the Company and Parent at any time before or after receipt of the Requisite Company Stockholder Approval; provided, however, that after the Requisite Company Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders.

Section 8.5 Extension; Waiver. At any time prior to the First Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance for its benefit of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties made to it by another party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition for its benefit contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent, Merger Sub I or Merger Sub II in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6 Expenses. Except as expressly set forth herein, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses. For the avoidance of doubt, Parent shall pay the filing fees in connection with filings under the HSR Act.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any instrument delivered pursuant hereto by any Person shall terminate at the First Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the First Effective Time or after termination of this Agreement, including those contained in Section 6.8 and Section 6.11.

Section 9.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications required or permitted hereunder, or otherwise given in connection with this Agreement, shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by email (with email confirmation of receipt), addressed as follows:

if to Parent, Merger Sub I or Merger Sub II:

Mission Produce, Inc. 2710 Camino Del Sol
Oxnard, CA 93030
Attention: John Michael Pawlowski
Email: jpawlowski@missionproduce.com with a copy (which shall not constitute notice) to:

Latham & Watkins LLP 10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067
Attention: Steven Stokdyk
Darren Guttenberg
Email: steven.stokdyk@lw.com
darren.guttenberg@lw.com if to the Company:

Calavo Growers, Inc. 1141A Cummings Road
Santa Paula, CA 93060
Email: John Lindeman
Attention: john.lindeman@calavo.com

with a copy to:

Cozen O’Connor 1650 Market Street, Suite 2800
Philadelphia, Pennsylvania 19103
Attention: Larry P. Laubach
Eli Wolfe
Email: llaubach@cozen.com
ewolfe@cozen.com

or to such other address or email address for a party as shall be specified in a notice given in accordance with this Section 9.2.

Section 9.3 Interpretation.

(a) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) Disclosure of any fact, circumstance or information in any Section or subsection of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section or subsection of the Company Disclosure Letter or Parent Disclosure Letter, respectively, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to any such other Section or subsection. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an acknowledgment that the information is required to be disclosed or admission or evidence of materiality of such item.

(c) The words “hereof,” “herein,” “hereby,” “hereunder,” “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to articles, sections, clauses, paragraphs, exhibits, annexes and schedules are to the articles, sections, clauses and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement (but, for the avoidance of doubt, articles, sections, clauses, paragraphs, exhibits, annexes and schedules (inclusive of the Company Disclosure Letter and Parent Disclosure Letter) shall be considered part of this Agreement). Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date set forth in the Preamble, unless the context requires otherwise. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. References to any Law shall mean such Law as from time to time amended, modified or supplemented and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All references to “dollars” or “$” refer to currency of the United States of America. All references to “U.S.” or the “United States” are to the United States of America, including its territories and possessions. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Unless otherwise specified, the words “made available to” or “delivered to” Parent, Merger Sub I or Merger Sub II (or words of similar import) include the documents posted to the VDR at least two (2) calendar days prior to the date hereof. All references in this Agreement to “stockholder” shall when referring to the Company mean “shareholder.”

Section 9.4 Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Mergers be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Section 8.3(b) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.5 shall be null and void.

Section 9.6 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, in each case with respect to the subject matter hereof.

Section 9.7 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (A) the Indemnified Parties (with respect to Section 6.8 from and after the First Effective Time) and (B) the Company Related Parties and Parent Related Parties (with respect to Section 8.3) are express third-party beneficiaries of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.

Section 9.8 Governing Law. This Agreement and all Actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Company, Parent, Merger Sub I or Merger Sub II in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware (except that the laws of California shall apply with respect to any provisions of this Agreement where such laws are mandatorily applicable to such provisions).

Section 9.9 Specific Performance. The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the right of a party hereto to cause the other parties hereto to consummate the Mergers and the other transactions contemplated by this Agreement), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

Section 9.10 Consent to Jurisdiction.

(a) Each of the parties hereto hereby, with respect to any Action arising out of this Agreement or the transactions contemplated by this Agreement, (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of Delaware, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the courts of the State of Delaware or any federal court sitting in the State of Delaware, (d) irrevocably waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action and (e) agrees that each of the other parties hereto shall have the right to bring any Action for enforcement of a judgment entered by the state courts of Delaware, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the Company, Parent, Merger Sub I and Merger Sub II agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each party irrevocably consents to the service of process in the manner provided for notices in Section 9.2 and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 9.11 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB I, MERGER SUB II AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGERS, ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB I, MERGER SUB II OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MISSION PRODUCE, INC.

By:	/s/ John Pawlowski
Name: John Pawlowski
Title: President and Chief Operating Officer

CANTALOUPE MERGER SUB I, INC.

By:	/s/ John Pawlowski
Name: John Pawlowski
Title: President and Secretary

CANTALOUPE MERGER SUB II, LLC

By:	/s/ John Pawlowski
Name: John Pawlowski
Title: Manager

CALAVO GROWERS, INC.

By:	/s/ Kathleen Holmgren
Name: Kathleen M. Holmgren
Title: Chair of the Board of Directors

[Signature Page to Agreement and Plan of Merger]

Appendix A

As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.6(c).

“Action” shall mean any claim, demand, action, complaint, suit or proceeding.

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.6(d).

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreed Parent Share Price” means $12.41.

“Agreement” shall mean this Agreement and Plan of Merger.

“Aggregate Cash Amount” means the aggregate amount of cash to be paid to holders of Company Common Stock (including in respect of any Dissenting Shares and any fractional shares pursuant to Section 3.6) in exchange for their Company Common Stock. Solely for purposes of Section 6.19 and the definitions used therein, the amount of cash payable with respect to a Dissenting Share shall be deemed to be (i) the Agreed Parent Share Price multiplied by the Exchange Ratio plus (ii) the Per Share Cash Consideration (it being understood that the actual amount that would be payable in respect of any Dissenting Shares following completion of a proceeding determining the “fair value” of such Dissenting Shares would be determined pursuant to such proceeding in accordance with the applicable provisions of the CCC).

“Aggregate Stock Consideration” means the product of (i) the aggregate number of Parent Shares to be delivered to the holders of Company Common Stock in exchange for their Company Common Stock pursuant to this Agreement (for the avoidance of doubt, disregarding any fractional shares in respect of which cash is paid pursuant to Section 3.6), multiplied by (ii) the Agreed Parent Share Price.

“Anti-Bribery Laws” shall have the meaning set forth in Section 4.26(a).

“Antitrust Laws” shall mean the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or Governmental Authorities in the State of California are authorized or obligated by Law or executive order to close.

“Capitalization Date” shall have the meaning set forth in Section 4.2(a).

“CCC” shall have the meaning set forth in the Recitals.

“CERCLA” shall have the meaning set forth in the definition of Environmental Laws.

“Certificate of First Merger” shall have the meaning set forth in Section 2.3(a).

“Certificates of Merger” shall have the meaning set forth in Section 2.3(a).

“Certificate of Second Merger” shall have the meaning set forth in Section 2.3(a).

“Certificates” shall have the meaning set forth in Section 3.1(b).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean Calavo Growers, Inc., a California corporation.

“Company 401(k) Plan” shall have the meaning set forth in Section 6.11(c).

“Company Board” shall mean the board of directors of the Company.

“Company Benefit Plan” shall mean (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any similar plan subject to laws of a jurisdiction outside of the United States, and (b) each other employment agreement, bonus, stock option, stock unit, restricted stock, stock purchase or other incentive equity or equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, incentive, deferred compensation, severance, separation, termination, retention, change of control and other fringe, welfare or other plan, program, agreement, contracts policy or arrangement (whether or not in writing) providing for benefits or compensation, in each case, (i) which is maintained, sponsored or contributed to (or required to be contributed to) for the benefit of or relating to any current or former director, officer, consultant, employee or other individual service provider of the Company or its Subsidiaries or (ii) with respect to which the Company or any of its Subsidiaries has any liability or obligation, whether fixed or contingent.

“Company Bylaws” shall have the meaning set forth in Section 4.1(b).

“Company Charter” shall have the meaning set forth in Section 4.1(b).

“Company Common Stock” shall have the meaning set forth in Section 3.1(a).

“Company’s Counsel” shall mean Cozen O’Connor (or other nationally recognized Tax counsel as may be reasonably acceptable to Parent and the Company).

“Company Deferred RSU” shall mean each restricted stock unit granted pursuant to a Company Equity Plan or otherwise pursuant to which the holder has a right to receive shares of Company Common Stock or cash on a deferred basis following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Awards” shall mean, collectively, (i) Company Options, (ii) the Company Deferred RSUs and (iii) Company RSUs.

“Company Equity Plan” shall mean, collectively, the Company’s 2020 Equity Incentive Plan and the Company’s 2011 Management Incentive Plan, in each case, as amended and/or restated from time to time.

“Company Financial Advisor” shall have the meaning set forth in Section 4.21.

“Company Financial Statements” shall have the meaning set forth in Section 4.6(b).

“Company Intellectual Property” means any and all Intellectual Property, including Registered IP, that is owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any change, event, effect, fact, condition, development, occurrence, or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to (1) prevent, materially impede or materially delay the Company from consummating the First Merger or any of the other transactions contemplated by this Agreement or the Company from performing its obligations under this Agreement or (2) result in a material adverse effect on the business, financial condition, assets, liabilities, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, events, effects, facts, conditions, developments, occurrences or circumstances which, to the extent they relate to or result from the following shall be excluded from the determination of Company Material Adverse Effect: (i) any change, event, effect, fact, condition, development, occurrence or circumstance generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change in any Law or GAAP applicable to the operation of the business of the Company or its Subsidiaries and, to the extent relevant to the business of the Company or its Subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit, or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or its Subsidiaries conduct business; (iv) any acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, declared or undeclared acts of war, epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing; (v) the negotiation, execution, public announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including by reason of the identity of Parent; (vi) any action taken as required of the Company by the terms of this Agreement (other than its obligations to operate its business in the ordinary course), (vii) any changes in the market price or trading volume of the Company Common Stock, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided, that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); except, with respect to clauses (i), (ii), (iii) and (iv), that if any such changes, events, effects, facts, conditions, developments, occurrences or circumstances have a disproportionate effect on the Company and its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate, such changes, events, effects, facts, conditions, developments, occurrences or circumstances shall be taken into account, to the extent of such disproportionate impact, in determining whether there has been, or there is reasonably likely to occur, a Company Material Adverse Effect.

“Company Material Contract” shall have the meaning set forth in Section 4.17(a) and (b).

“Company Notice Period” shall have the meaning set forth in Section 6.6(e).

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock issued under any Company Equity Plan or otherwise.

“Company Permits” shall have the meaning set forth in Section 4.5(a).

“Company Privacy Commitments” shall have the meaning set forth in Section 4.15(a).

“Company Privacy Policies” shall mean the applicable privacy and security policies, including any public statements made by the Company or its Subsidiaries relating to Personal Information.

“Company Products” shall mean all products and services offered, marketed, sold, performed, distributed or otherwise made available by the Company or any of its Subsidiaries to the public, as well as any product or service under development by or for the Company or any of its Subsidiaries.

“Company Recommendation” shall mean the recommendation of the Company Board that the stockholders of the Company vote in favor of the approval of the First Merger.

“Company Registered IP” shall have the meaning set forth in Section 4.14(a).

“Company Related Parties” shall have the meaning set forth in Section 8.3(c).

“Company RSU” shall mean each restricted stock unit granted pursuant to a Company Equity Plan or otherwise pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Company Stockholder Advisory Vote” shall have the meaning set forth in Section 4.3(a).

“Company Stockholders’ Meeting” shall have the meaning set forth in Section 6.3(c).

“Company Tax Representation Letter” shall have the meaning set forth in Section 6.19(e).

“Competing Proposal” shall have the meaning set forth in Section 6.6(g)(i).

“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of June 25, 2025, by and between Parent and the Company.

“Consent” shall have the meaning set forth in Section 4.4(b).

“Continuing Employees” shall have the meaning set forth in Section 6.11(a).

“Contract” shall mean any written or oral contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, mortgage, bond, loan, instrument, legally binding understanding, legally binding arrangement, legal binding undertaking, legally binding commitment or other agreement, together with all amendments thereto.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“D&O Insurance” shall have the meaning set forth in Section 6.8(b).

“Data Partners” shall have the meaning set forth in Section 4.15(a).

“Deferred RSU Consideration” shall have the meaning set forth in Section 3.3(c).

“DGCL” shall have the meaning set forth in the first Recital.

“DLLCA” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 3.1(d).

“Enforceability Exceptions” shall have the meaning set forth in Section 4.3(a).

“Environmental Laws” shall mean all Laws relating to (i) protection, preservation or restoration of the environment including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource (ii) protection of the health and safety of employees (to the extent relating to exposure to Hazardous Materials) or (iii) pollution or the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including Laws relating to Releases of harmful or deleterious materials and the manufacture, processing, distribution, use, treatment, storage, Release, discharge, transport, cleanup or handling of harmful or deleterious materials, including but not limited to the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.) (“CERCLA”), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Ley General del Equilibrio Ecológico y la Protección al Ambiente, the Ley Federal de Responsabilidad Ambiental, the Ley de Aguas Nacionales, the Ley General de Aguas, the Ley General para la Prevención y Gestión Integral de los Residuos, the Ley General de Vida Silvestre, the Ley General de Desarrollo Forestal Sustentable, each of their state and local counterparts or equivalents, each of their foreign and international equivalents, any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto, and other similar state and local statutes, in effect as of the date hereof.

“Equity Award Schedule” shall have the meaning set forth in Section 4.2(b).

“Equity Interest” means, with respect to any Person, (a) any share, capital stock, partnership, limited liability company interest, membership interest, unit of participation or similar equity interest (however designated and whether voting or non-voting) in such Person, (b) any option, purchase right, conversion right, exchange right, share of restricted stock, restricted stock unit, profits interest, contingent value rights, performance share or unit, subscription, warrant, call, right or other contractual obligation which would entitle any other Person to acquire any equity or equity-based interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock appreciation, phantom stock, profit participation or other similar rights) and (c) and other securities exercisable, exchangeable or convertible into any of the foregoing, including any convertible debt instrument.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean, for any Person, each entity, Person or trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 3.2(a).

“Exchange Agent Agreement” shall have the meaning set forth in Section 3.2(a).

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Exchange Ratio” means 0.9790 shares of Parent Shares for each share of Company Common Stock.

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Joint Proxy Statement/Prospectus and the Form S-4, the solicitation of stockholder approvals, any filing with, and obtaining of any necessary action or non-action, Consent or approval from any Governmental Authority pursuant to any Antitrust Laws, engaging the services of the Exchange Agent, any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“Fairness Opinion” shall have the meaning set forth in Section 4.21.

“Filing Documents” shall have the meaning set forth in Section 6.3(a).

“First Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“First Effective Time” shall have the meaning set forth in Section 2.3(a).

“First Merger” shall have the meaning set forth in the Recitals.

“Food Laws” shall have the meaning set forth in Section 4.29(b).

“Foreign Benefit Plan” shall mean a Company Benefit Plan that provides compensation or benefits to any current or former director, officer, individual consultant, employee or other individual service provider of the Company or its Subsidiaries who provides, or provided, services to the Company or such Subsidiary from a primary work location outside of the United States.

“Form S-4” shall have the meaning set forth in Section 4.4(b).

“Fractional Share Consideration” shall have the meaning set forth in Section 3.1(b).

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any supranational, national, federal, state, county, municipal, local or foreign government or other political subdivision thereof, or any agency or instrumentality of such government or political subdivision, any arbitrator, court or tribunal of competent jurisdiction, any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, or any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), in each case of competent jurisdiction and with authority to act with respect to the matter in question.

“Government Official” shall mean (i) any full- or part-time officer or employee of any Governmental Authority, whether elected, appointed, or hired; (ii) any person acting in an official capacity or exercising a public function for or on behalf of any Governmental Authority; or (iii) political party officials, or (iv) candidates for political office.

“Hazardous Materials” shall mean all substances (i) defined as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or (ii) defined as hazardous substances, hazardous wastes, hazardous materials, pollutants, contaminants, toxic substances (or words of similar import) by or regulated as such under, any Environmental Law, including but not limited to any petroleum and its by-products, radioactive materials, friable asbestos or polychlorinated biphenyls, mold, urea formaldehyde insulation, silica, chlorofluorocarbons and all other ozone-depleting substances, and per- and polyfluoroalkyl substances (PFAS).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnified Liabilities” shall have the meaning set forth in Section 6.8(a).

“Indemnified Party” and “Indemnified Parties” shall have the meaning set forth in Section 6.8(a).

“Intellectual Property” shall mean all intellectual property and proprietary rights, which may exist or be created under the laws of the United States or any foreign jurisdiction, whether registered or unregistered, including all: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, design rights, and moral rights; (ii) rights in information, data, databases and data collections; (iii) trademark, trade name, service name, trade dress and service mark rights and similar rights; (iv) trade secret rights; (v) patents and industrial property rights; (vi) Internet domain names; and (vii) rights in or relating to registrations, renewals, extensions, combinations, reexaminations, continuations, continuations-in-part, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(vi)” above.

“Intended Tax Treatment” shall have the meaning set forth in the Recitals.

“Intervening Event” shall have the meaning set forth in Section 6.6(g)(ii).

“Inventory” shall mean all inventory of the Company or any of its Subsidiaries, including finished goods, raw materials, supplies and consumables, work in progress, packaging film and material, boxes, labeling and other shipping materials and other inventory property, including all such inventory which may be in transit or in the possession of any third party.

“IRS” shall mean the Internal Revenue Service.

“IT Systems” shall have the meaning set forth in Section 4.14(i).

“Joint Proxy Statement/Prospectus” shall have the meaning set forth in Section 4.4(b).

“Knowledge” shall mean the actual knowledge of the following officers and employees of the Company or Parent, as applicable, after reasonable inquiry with respect to any matter in question: (i) for the Company, as set forth in Section 1.1 of the Company Disclosure Letter; and (ii) for Parent, as set forth in Section 1.1 of the Parent Disclosure Letter.

“Labor Consultations” shall have the meaning set forth in Section 6.11(e).

“Labor Organization” shall have the meaning set forth in Section 6.11(e).

“Law” shall mean any international, national, provincial, state, municipal, local and common laws, treaties, statutes, ordinances, decrees, codes, rules, regulations or other requirements, legally binding guidance, Orders, consent decrees, permits, policies, restrictions or licenses enacted, promulgated, enforced or imposed by any Governmental Authority, in each case, having the force of law.

“Leased Real Property” shall have the meaning set forth in Section 4.18(b).

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.

“Listing Rule” shall having the meaning set forth in the Recitals.

“Malicious Code” shall mean software that contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

“Material Customer” shall have the meaning set forth in Section 4.17(a)(v).

“Material Supplier” shall have the meaning set forth in Section 4.17(a)(v).

“Mergers” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Merger Sub I” shall mean Cantaloupe Merger Sub I, Inc., a Delaware corporation.

“Merger Sub II” shall mean Cantaloupe Merger Sub II, LLC, a Delaware limited liability company.

“Mexican Subsidiary” shall mean any Subsidiary incorporated under the laws of Mexico, including Avocados de Jalisco S.A.P.I. de C.V., Calavo de Mexico, S.A. de C.V., Calavo Growers de México, S. de R.L. de C.V., and Parcelas Esmeraldas de México, S.A. de C.V.

“Money Laundering Laws” shall have the meaning set forth in Section 4.26(b).

“NASDAQ” shall have the meaning set forth in Section 5.4(b).

“New Plans” shall have the meaning set forth in Section 6.11(b).

“Notice of Adverse Recommendation” shall have the meaning set forth in Section 6.6(e).

“Notice of Parent Adverse Recommendation Change” shall have the meaning set forth in Section 6.7(b).

“Old Plans” shall have the meaning set forth in Section 6.11(b).

“Open Source Software” shall mean any software that is distributed or licensed as open source software, public source software, or freeware, or pursuant to any license identified as an “open source license” by the Open Source Initiative (http://www.opensource.org/licenses), or other license that substantially conforms to the Open Source Definition (http://www.opensource.org/osd).

“Option Consideration” shall have the meaning set forth in Section 3.3(a).

“Order” shall mean any writ, injunction, judgment, award, decree, ruling, determination, stipulation, subpoena, or verdict entered, issued, made or rendered in any Action, by any arbitrator or by any Governmental Authority.

“Owned Real Property” shall have the meaning set forth in Section 4.18(a).

“Parent” shall mean Mission Produce, Inc., a Delaware corporation.

“Parent Adverse Recommendation Change” shall have the meaning set forth in Section 6.7(a).

“Parent Board” shall mean the board of directors of Parent.

“Parent Capitalization Date” shall have the meaning set forth in Section 5.2(a).

“Parent Common Stock” shall have the meaning set forth in the Recitals.

“Parent’s Counsel” shall mean Latham & Watkins LLP (or other nationally recognized Tax counsel as may be reasonably acceptable to Parent and the Company).

“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Equity Plans” shall have the meaning set forth in Section 5.2(b).

“Parent Intervening Event” shall have the meaning set forth in Section 6.7(d).

“Parent Material Adverse Effect” shall mean any change, event, effect, fact, condition, development, occurrence or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to prevent, materially impede or materially delay Parent from consummating the Mergers or any of the other transactions contemplated by this Agreement or Parent from performing its obligations under this Agreement; provided, however, that a Parent Material Adverse Effect shall not be deemed to include change, event, effect, fact, condition, development or occurrence or circumstance arising out of, relating to, or resulting from: (i) any change, event, effect, fact, condition, development or occurrence or circumstance generally affecting any of the industries or markets in which Parent or its Subsidiaries operate; (ii) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP) and, to the extent relevant to the business of Parent and its Subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit, banking or securities markets (including changes in interest or currency exchange rates) in any country or region in which Parent or its Subsidiaries conduct business; (iv) any acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, declared or undeclared acts of war, epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing; (v) the negotiation, execution, public announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including by reason of the identity of the Company; (vi) any action taken as required of Parent by the terms of this Agreement (other than its obligations to operate its business in the ordinary course); or (vii) any changes in the market price or trading volume of Parent Shares, any failure by Parent or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Parent or any of its Subsidiaries (provided, that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect); except, with respect to clauses (i), (ii), (iii) and (iv), that if any such changes, events, effects, facts, conditions or circumstances, developments or occurrences have a disproportionate effect on Parent and its Subsidiaries relative to other participants in the industries in which Parent and its Subsidiaries operate, such changes, events, effects, facts, conditions, developments, occurrences or circumstances shall be taken into account, to the extent (and only to the extent) of such disproportionate impact, in determining whether there has been, or there is reasonably likely to occur, a Parent Material Adverse Effect.

“Parent Notice Period” shall have the meaning set forth in Section 6.7(b).

“Parent Organizational Documents” shall mean the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent, Merger Sub I and Merger Sub II.

“Parent Permits” shall have the meaning set forth in Section 5.11(a).

“Parent Recommendation” shall mean the recommendation of the Parent Board that the stockholders of Parent vote in favor of the approval of the Parent Share Issuance.

“Parent Related Parties” shall have the meaning set forth in Section 8.3(c).

“Parent SEC Documents” shall have the meaning set forth in Section 5.7(a).

“Parent Share Issuance” shall have the meaning set forth in Section 5.5.

“Parent Shares” means the shares of common stock, par value $0.001 per share, of Parent.

“Parent Stockholders’ Meeting” shall have the meaning set forth in Section 6.3(e).

“Parent Superior Proposal” shall have the meaning set forth in Section 6.6(g)(iii).

“Parent Tax Representation Letter” shall have the meaning set forth in Section 6.19(e).

“Payoff Letter” shall have the meaning set forth in Section 6.20.

“Permitted Lien” shall mean (a) any statutory Lien for Taxes, utilities, landlords and other governmental charges not yet due and payable or that are being contested in good faith by any appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents (with respect to the Company) or Parent SEC Documents (with respect to Parent, Merger Sub I and Merger Sub II) or incurred in the ordinary course of business consistent with past practice since the end of the most recent fiscal year for which an Annual Report on Form 10-K has been filed by the Company or Parent, as applicable, with the SEC and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent or the Company, as applicable, in writing, (c) with respect to real property, any matters of record, (d) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Authority which are not violated by the use of such real property, (e) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, suppliers’, cashiers’ and similar Liens securing obligations that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and incurred in the ordinary course of business and for which adequate reserves are maintained in accordance with GAAP, (f) non-exclusive licenses of Intellectual Property Rights, (g) covenants, conditions, restrictions, rights of way, servitudes, encroachments, permits and oil, gas, mineral and any mining reservations, rights, licenses and leases that do not, individually or in the aggregate, materially impair the value, occupancy or use of such real property, (h) deposits made in the ordinary course of business consistent with past practice to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, Contracts, public or statutory obligations, and surety, stay, appeal, customs or performance bonds, in each case, arising in the ordinary course of business consistent with past practice, (i) Liens resulting from securities Laws, (j) Liens incurred in the ordinary course of business consistent with past practice in connection with any purchase money security interests, mortgage debt, equipment leases or similar financing arrangements and (k) Liens created by (or at the request of) Parent, Merger Sub I, Merger Sub II or any of their respective Affiliates (with respect to the Company) or the Company and its Affiliates (with respect to Parent, Merger Sub I and Merger Sub II).

“Per Share Cash Consideration” shall have the meaning set forth in Section 3.1(b).

“Per Share Stock Consideration” shall have the meaning set forth in Section 3.1(b).

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust, an unincorporated organization or any other entity or group, including a Governmental Authority.

“Personal Information” shall mean any data or information, in any form, (a) directly or indirectly, concerning, related to or capable of being used to identify, contact or locate a natural Person, including name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number, customer or account number, IP address, browsing history, search history or other website, application or online activity or usage data and/or (b) that is “personal information,” “personal data,” “protected health information,” “nonpublic personal information,” “personally identifiable information” or any similar term under any Company Privacy Commitment.

“Privacy Laws” shall mean all Laws, guidelines, directives, guidance, codes of conduct (in each case as amended, consolidated, re-enacted, or replaced from time to time) and Company Privacy Policies governing the receipt, collection, compilation, use, storage, sharing, security, integrity, disclosure or transfer (including across borders) or other processing of Personal Information; data breach and breach notification; consumer protection; profiling and tracking; direct marketing (including via text messages, phone and email); financial information; and payment card information, including the Federal Trade Commission Act (FTC Act), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (CAN-SPAM), the Telephone Consumer Protection Act (TCPA), the Fair Credit Reporting Act (FCRA), the Gramm–Leach–Bliley Act (GLBA), the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (HIPAA), the California Consumer Privacy Act (CCPA), the Personal Information Protection and Electronic Documents Act (PIPEDA), the Ley Federal de Protección de Datos Personales en Posesión de los Particulares (LFPDPPP), the European Union General Data Protection Regulation 2016/679 and/or any implementing or supplementing local law of a European Union member state (GDPR), Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002, Regulation 2017/003 of the European Parliament and of the Council, the Payment Card Industry Security Standards.

“Real Property” shall have the meaning set forth in Section 4.18(b).

“Real Property Lease” shall have the meaning set forth in Section 4.18(b).

“Registered IP” shall mean all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Authority or domain name registrar, including all patents, registered copyrights, registered mask works, registered trademarks, registered domain names, and all applications for any of the foregoing.

“Release” shall mean any actual or threatened release, spill, emission, discharge, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, dispersal, leaching, escaping or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Representatives” shall mean, as to any Person, such Person’s directors, officers, employees, agents, advisors, consultants, representatives and controlling Persons and any representatives of the foregoing.

“Requisite Company Stockholder Approval” shall have the meaning set forth in Section 4.20.

“Requisite Parent Stockholder Approval” shall have the meaning set forth in Section 5.5.

“Reverse Termination Fee” shall mean an amount equal to (i) if the Agreement is terminated pursuant to Section 8.3(b)(i), $15,020,000 or (ii) if the Agreement is terminated pursuant to Section 8.3(b)(ii), $12,870,000.

“RSU Consideration” shall have the meaning set forth in Section 3.3(b).

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and, until July 1, 2025, Syria).

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any member state of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” shall mean the Securities and Exchange Commission.

“Second Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“Second Effective Time” shall have the meaning set forth in Section 2.3(a).

“Second Merger” shall have the meaning set forth in the Recitals.

“Secretary” shall have the meaning set forth in Section 2.3(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Incident” shall have the meaning set forth in Section 4.15(g).

“Stockholders’ Meetings” shall have the meaning set forth in Section 6.3(e)

“Subsidiary” of Parent, the Company or any other Person shall mean any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.6(g)(iii).

“Surviving Company” shall have the meaning set forth in the third Recitals.

“Surviving Corporation” shall have the meaning set forth in the second Recitals.

“Tax” or “Taxes” shall mean any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar taxes imposed by any Governmental Authority, including income, franchises, windfall or other profits, gross receipts, real or personal property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem, stamp, transfer, value added, gains, customs duties, tariffs, branch profits, license, excise, severance, occupation, premium, escheat, environmental, disability, registration, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Authority” or “Taxing Authority” shall mean any Governmental Authority, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” shall mean returns, reports, declarations and information returns or statements of any kind, including any schedule or attachment thereto and any amendment thereof, with respect to Taxes filed or required to be filed with any Tax Authority, including any claim for refund.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Termination Fee” shall mean an amount equal to $12,870,000.

“Third Party” shall mean any Person or group other than Parent, Merger Sub I, Merger Sub II and their respective Affiliates.

“Threshold Percentage” means the quotient, expressed as a percentage, obtained by dividing (i) the Aggregate Stock Consideration by (ii) the sum of the Aggregate Stock Consideration plus the Aggregate Cash Amount.

“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, including the Ley de Comercio Exterior, the Ley Aduanera, and the Reglas Generales de Comercio Exterior, except to the extent inconsistent with U.S. law.

“Trading Day” means any day on which NASDAQ is open for trading.

“Treasury Regulations” shall mean the income tax regulations promulgated under the Code.

“US Company Benefit Plan” shall mean a Company Benefit Plan that provides compensation or benefits to any current or former director, officer, individual consultant, employee or other individual service provider of the Company or its Subsidiaries who provides, or provided, services to the Company or such Subsidiary from a primary work location in the United States.

“VDR” shall mean any electronic data room for “Project Cantaloupe” and maintained by the Company for purposes of the Mergers and the other transactions contemplated by this Agreement, including the electronic data room hosted by Datasite under the title “Revelation”.

“WF Credit Agreement” means the Credit Agreement, dated June 26, 2023, among the Company, Renaissance Food Group, LLC, GH Foods CA, LLC, GHSW, LLC, GHGA, LLC, GHNW, LLC, and Hawaiian Sweet, Inc., and Wells Fargo Bank, N.A., as the same may from time to time be amended, modified, supplemented or restated.